                           Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock

             (Including the Related Preferred Stock Purchase Rights)

                                       of

                              Quality Dining, Inc.

                                       at

                               $5.00 Net Per Share

                                       by

                               QDI Acquisition LLC
                          a wholly-owned subsidiary of

                                    NBO, LLC

--------------------------------------------------------------------------------

              The Offer and withdrawal rights will expire at 12:00
                midnight, New York City time, on Monday, June 5,
                  2000, unless the Offer is extended. The Offer
                        is subject to certain conditions.

--------------------------------------------------------------------------------


                  A summary of the principal terms of the Offer appears on pages
(ii) through (v). You should read this entire document carefully before deciding whether to tender your shares.

                                ----------------

                                TABLE OF CONTENTS

                                                                            Page

SUMMARY TERM SHEET...........................................................ii

INTRODUCTION..................................................................2

Merger And Plans..............................................................2

Certain Conditions To The Offer...............................................3

THE OFFER.....................................................................7

1.       Terms of the Offer; Expiration Date..................................7

2.       Acceptance for Payment and Payment...................................9

3.       Procedures for Accepting the Offer and Tendering Shares.............10

4.       Withdrawal Rights...................................................13

5.       Certain Federal Income Tax Consequences.............................14

6.       Price Range of the Shares...........................................14

7.       Effect of the Offer on the Market for the Shares; Stock
         Exchange Listing; Exchange Act Registration; Margin
         Regulations.........................................................15

8.       Certain Information Concerning the Company..........................16

9.       Certain Information Concerning Purchaser and Parent.................17

10.      Background of the Offer; Contacts with the Company..................18

11.      Purpose of the Offer and the Proposed Merger; Plans
         for the Company.....................................................21

12.      Source and Amount of Funds..........................................30

13.      Dividends and Distributions.........................................31

14.      Certain Conditions of the Offer.....................................32

15.      Certain Legal Matters; Required Regulatory Approvals................33

16.      Certain Fees and Expenses...........................................34

17.      Miscellaneous.......................................................34


Schedule I

MEMBERS OF PARENT

                               SUMMARY TERM SHEET

         This summary term sheet is a brief summary of the material provisions of the Offer being made by QDI Acquisition LLC, and is meant to help you understand the Offer. This summary term sheet is not meant to be a substitute for the information contained in the remainder of this Offer to Purchase, and the information contained in this summary is qualified in its entirety by the fuller descriptions and explanations contained in the later pages of this Offer to Purchase. You are urged to carefully read the entire Offer to Purchase and related Letter of Transmittal prior to making any decision regarding whether to tender your shares.

         Q. Who is offering to purchase my shares of common stock of Quality Dining, Inc.?

         A. QDI Acquisition LLC, a Delaware limited liability company formed solely to make the Offer, is offering to purchase your Quality Dining shares. QDI Acquisition LLC is a wholly-owned subsidiary of NBO, LLC, a Michigan limited liability company that is a holding company in the business of investing in the securities of Quality Dining. See "Introduction" and Section 9.

         Q. What is QDI Acquisition seeking to purchase, at what price, and do I have to pay any brokerage or similar fees to tender?

         A. QDI Acquisition is offering to purchase all of the outstanding shares of common stock of Quality Dining, at a price of $5.00 per share to the seller in cash without interest. If you are the record owner of your shares, you will not have to pay any brokerage or similar fees. However, if you own your shares through a broker or other nominee, your broker or nominee may charge you a fee to tender. You should consult your broker or nominee to determine whether any charges will apply. See "Introduction" and Section 9.

         Q. Why is QDI Acquisition making this Offer?

         A. QDI Acquisition is making this Offer because NBO wants to acquire control of Quality Dining. See "Introduction" and Section 11.

         Q. How long do I have to decide whether to tender into the Offer?

         A. You have until 12:00 midnight, New York City time, on June 5, 2000. Under certain circumstances, the Offer may be extended. If the Offer is extended, we will issue a press release announcing the extension on or before the first business morning following the date the Offer was scheduled to expire. See Section 1.

         Q. What are the most important conditions to the Offer?

         A. The most important conditions to the Offer are the following:

         o that Quality Dining shareholders validly tender and do not withdraw before the expiration of the Offer enough shares of common stock of Quality Dining that, when added to the shares already owned by QDI Acquisition and NBO, QDI Acquisition and NBO will own at least a majority of the outstanding shares of Quality Dining on a fully diluted basis.

         o that Quality Dining's Board of Directors redeem the preferred stock purchase rights or make them inapplicable to QDI Acquisition's Offer.

         o that Quality Dining's Board of Directors approve the acquisition of shares by QDI Acquisition in the Offer pursuant to Chapter 43 of the Indiana Business Corporation Law, so that QDI Acquisition can consummate a proposed second step merger as soon as practicable following consummation of the Offer, in which all remaining shareholders of Quality Dining would receive $5.00 for each of their Quality Dining shares.

         o that Quality Dining's Board of Directors approve an amendment to Quality Dining's by-laws or take other action to ensure that QDI Acquisition will be able to vote the shares acquired in the Offer without restriction or limitation under Chapter 42 of the Indiana Business Corporation Law.

         o that QDI Acquisition, in its sole discretion, is satisfied that the proposed second step merger can be consummated without the need for a supermajority vote of Quality Dining's shareholders pursuant to
             Article VIII of Quality Dining's Restated Articles of
             Incorporation.

         o that Quality Dining's Board of Directors agree to cause a majority of the Board of Directors to be comprised of representatives of QDI Acquisition and/or NBO, LLC immediately following the consummation of the Offer.

         o that QDI Acquisition, in its sole discretion, is satisfied that Quality Dining will not be in default under the terms of its outstanding indebtedness upon consummation of the Offer and the proposed merger.

         A fuller discussion of the conditions to consummation of the Offer may be found in the Introduction and Section 14.

         Q. Does QDI Acquisition have the financial resources to make the payment?

         A. NBO, LLC has received from a bank its commitment to lend, subject to the conditions set forth in the commitment letter, up to $55 million to NBO LLC or its wholly-owned subsidiary for the purpose of purchasing shares of Quality Dining common stock pursuant to the Offer. If the conditions to funding under such bank commitment are not satisfied, the bank otherwise fails to fund under its commitment or the amount funded under the bank commitment is insufficient to pay for all shares tendered pursuant to the Offer, members of NBO, LLC intend to make capital contributions in amounts sufficient to allow QDI Acquisition to pay for the purchase of all shares tendered pursuant to the Offer. See Section 12.

         Q. Is your financial condition relevant to my decision to tender in the Offer?

         A. QDI Acquisition does not think its financial condition is relevant to your decision whether to tender shares and accept the Offer because there is a commitment from a bank as discussed above, the Offer is being made for all outstanding shares solely for cash, the Offer is not conditioned on any financing arrangements and, upon consummation of the Offer, QDI Acquisition expects to acquire all shares that are not tendered for the same $5.00 cash (without interest) price in the proposed merger. See "Introduction" and Sections 1, 11 and 12.

         Q. How do I accept the Offer and tender my shares?

         A. To tender your shares, you must completely fill out the enclosed Letter of Transmittal and deliver it, along with your share certificates, to the depositary identified in the Letter prior to the expiration of the Offer. If your shares are held in street name (i.e., through a broker, dealer or other nominee), they can be tendered by your nominee through The Depository Trust Company. If you cannot deliver all necessary documents to The Depository Trust Company in time, you might be able to complete and deliver to the depositary, in lieu of the missing documents, the enclosed Notice of Guaranteed Delivery, provided you are able to fully comply with its terms. See Section 3.

         Q. If I accept the Offer, when will I get paid?

         A. Provided the conditions to the Offer are satisfied and QDI Acquisition consummates the Offer and accepts your shares for payment, you will receive a check equal to the number of shares you tendered multiplied by $5.00 as promptly as practicable following the expiration of the Offer. QDI Acquisition expects that checks will be mailed out promptly following expiration of the Offer. See Section 2.

         Q. Can I withdraw my previously tendered shares?

         A. You may withdraw a portion or all of your tendered shares by delivering written, telegraphic or facsimile notice to the depositary prior to the expiration of the Offer. Further, if QDI Acquisition has not agreed to accept your shares for payment within 60 days of the commencement of the Offer, you can withdraw them at any time after that 60-day period until QDI Acquisition does accept your shares for payment. Once shares are accepted for payment, they cannot be withdrawn. See Section 4.

         Q. What does the Board of Directors of Quality Dining think of this Offer?

         A. Quality Dining's Board of Directors rejected an earlier proposal by NBO to acquire all of the outstanding shares of Quality Dining through a merger for $5.00 per share. We believe that Quality Dining's Board rejected our earlier proposal without having obtained any independent third party analysis of such proposal. Quality Dining's Board has not approved this Offer or otherwise commented on it as of the date of mailing of this Offer to Purchase. Within ten business days after the date of this Offer, Quality Dining is required by law to publish, send or give to you (and file with the Securities and Exchange Commission) a statement as to whether it recommends acceptance or rejection of this Offer, that it has no opinion with respect to this Offer or that it is unable to take a position with respect to this Offer.

         Q. What will happen to Quality Dining?

         A. If the Offer is consummated, QDI Acquisition intends to conclude a proposed second step merger with Quality Dining in which Quality Dining would become a wholly owned subsidiary of NBO and all shareholders of Quality Dining who did not tender their shares would receive $5.00 in cash for each share. See
Section 11.

         You should also be aware that, if the Offer is consummated, the number of shareholders of Quality Dining may be so small that Quality Dining shares may not be eligible for trading on the Nasdaq or any other national securities exchange. Also, depending on the remaining number of shareholders, Quality Dining may cease to comply with SEC rules governing publicly-held companies. See
Section 7.

         Q. If I do not tender but the tender Offer is successful, what will happen to my shares?

         A. As indicated above, if the tender Offer is successful, QDI Acquisition expects to conclude a merger transaction in which all remaining shareholders of Quality Dining at the time of the proposed merger, other than those that properly assert dissenter's rights (discussed immediately below and in Section 11 below), will receive $5.00 per share in cash for each share of Quality Dining common stock, without interest.

         Q. Are dissenter's rights available in either the Offer or the proposed merger?

         A. Dissenter's rights are not available in the Offer. However, if you choose not to tender and the Offer is consummated, dissenter's rights may be available in the proposed Merger of QDI Acquisition and Quality Dining. If dissenter's rights are available, you choose to exercise your dissenter's rights and you comply with the applicable legal requirements, you will be entitled to the fair value of your shares. The fair value may be more or less than $5.00 per share.

         Dissenter's rights will not be available to shareholders in connection with the proposed Merger if, at the date fixed to determine the shareholders entitled to notice of and to vote on the proposed Merger, the Common Stock is registered on a national securities exchange or traded on the Nasdaq National Market System. See Section 11.

         Q. What are the federal income tax consequences of the transaction?

         A. The receipt of cash by you in exchange for your shares pursuant to the Offer or the subsequent merger proposed by QDI Acquisition (or upon exercise of dissenter's rights) is a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. In general, you will recognize capital gain or loss equal to the difference between your adjusted tax basis in the shares you tender and the amount of cash you receive for those shares. You should consult your tax advisor about the particular effect tendering will have on your shares. See Section 5.

         Q. What is the market value of my shares as of a recent date?

         A. On May 8, 2000, the last trading day before the commencement of the Offer, the shares of Quality Dining closed on the Nasdaq National Market System at $2.875. Please obtain a recent quotation for your shares prior to deciding whether or not to tender. See Section 6.

         Q. Who can I call with questions?

         A. You can call MacKenzie Partners, Inc., QDI Acquisition's Information Agent, at (212) 929-5500 (collect) or (800) 322-2885 (toll-free) with any questions you may have.

                                    IMPORTANT

                  THE PARENT (AS DEFINED UNDER "INTRODUCTION" BELOW) INTENDS TO SEEK TO NEGOTIATE WITH QUALITY DINING WITH RESPECT TO THE ACQUISITION OF THE COMPANY BY THE PARENT OR THE PURCHASER (AS ALSO DEFINED BELOW). THERE CAN BE NO ASSURANCE, HOWEVER, THAT QUALITY DINING WILL ENGAGE IN SUCH NEGOTIATIONS OR THAT THE PARENT'S EFFORTS WILL RESULT IN AN AGREEMENT WITH QUALITY DINING. THE PURCHASER AND THE PARENT RESERVE THE RIGHT TO AMEND THE OFFER, INCLUDING, BUT NOT LIMITED TO, UPON ENTERING INTO A MERGER AGREEMENT WITH QUALITY DINING. ACCORDINGLY, SUCH NEGOTIATIONS COULD RESULT IN, AMONG OTHER THINGS, TERMINATION OF THE OFFER AND SUBMISSION OF A DIFFERENT ACQUISITION PROPOSAL TO QUALITY DINING'S SHAREHOLDERS FOR THEIR APPROVAL.

                  Any shareholder desiring to tender all or any portion of such shareholder's shares of common stock of Quality Dining and the associated Rights (as defined under "Introduction" below) should either (a) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have such shareholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile), or, in the case of a book-entry transfer effected pursuant to the procedure set forth in Section 3, an Agent's Message (as defined herein), and any other required documents to the Depositary and either deliver the certificates for such shares and, if separate, the certificate(s) representing the associated Rights to the Depositary along with the Letter of Transmittal (or facsimile thereof) or deliver such shares (and Rights, if applicable) pursuant to the procedure for book-entry transfer set forth in Section 3, or (b) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. A shareholder whose shares of common stock of Quality Dining and, if applicable, Rights are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such shareholder desires to tender such shares and, if applicable, Rights. If a Distribution Date (as defined in "Introduction--Conditions to the Offer--Rights Condition") occurs, shareholders will be required to tender one Right for each share tendered in order to effect a valid tender of such share.

                  A shareholder who desires to tender such shareholder's shares of common stock of Quality Dining (and Rights, if applicable) and whose certificates representing such shares (and Rights, if applicable) are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis may tender such shares (and Rights, if applicable) by following the procedures for guaranteed delivery set forth in Section 3.

                  Questions and requests for assistance may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent.

May 9, 2000

To: All Holders of Shares of Common Stock (Including the Related Preferred Stock Purchase Rights) of Quality Dining, Inc.

                                  INTRODUCTION

                  QDI Acquisition LLC ("Purchaser"), a Delaware limited liability company and a wholly-owned subsidiary of NBO, LLC ("Parent"), a Michigan limited liability company, hereby offers to purchase all outstanding shares of common stock, without par value (the "Common Stock"), of Quality Dining, Inc. (the "Company"), an Indiana corporation, and the related rights to purchase shares of the Series B Participating Cumulative Preferred Stock of the Company (the "Rights" and, together with the Common Stock, the "Shares") issued pursuant to the Rights Agreement, dated as of March 27, 1997 by and between the Company and KeyCorp Shareholder Services, Inc., as Rights Agent (as amended, the "Rights Agreement"), at a price of $5.00 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the "Offer").

                  The members of the Parent are Jerome L. Schostak, David W. Schostak, Robert I. Schostak and Mark S. Schostak (collectively, the "Schostaks"). The Purchaser, the Parent and the Schostaks are sometimes collectively referred to herein as the "Acquirors".

                  Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. Shareholders who hold their Shares through a bank or broker should check with such institution as to whether they will charge any service fees. Purchaser will pay all charges and expenses of Wilmington Trust Company, as Depositary (the "Depositary") and MacKenzie Partners, Inc. as Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16.

                                Merger And Plans

                  The purpose of the Offer is for the Acquirors to acquire control of, and ultimately the entire equity interest in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all outstanding Shares. The Parent currently intends, promptly following consummation of the Offer, to seek to have the Company consummate a merger or similar business combination with the Purchaser or another direct or indirect wholly-owned subsidiary of the Parent (the "Merger"), pursuant to which each then outstanding Share (other than Shares held by the Purchaser, the Parent or any of their respective wholly-owned subsidiaries, treasury shares and Shares held by shareholders who properly exercise dissenter's rights available to them under Chapter 44 of the Indiana Business Corporation Law (the "IBCL")) would be converted into the right to receive in cash the price per Share paid by the Purchaser pursuant to the Offer without interest. If the Purchaser and the Parent collectively own at least 90% of the outstanding Shares following the consummation of the Offer or otherwise, the Purchaser intends to attempt to effect the proposed Merger pursuant to the "short-form merger" provisions of Section 23-1-40-4 of the IBCL immediately following the purchase of Shares in the Offer.

                  Although the Purchaser will seek to have the Company consummate the proposed Merger promptly after consummation of the Offer, if the Board of Directors of the Company (the "Company Board") opposes the Offer and the proposed Merger, certain terms of the Rights, and certain provisions of the IBCL and the Company's Restated Articles of Incorporation (as amended, the "Charter") and by-laws (as amended, the "By-Laws"), may affect the ability of the Purchaser to obtain control of the Company and to effect the proposed Merger. Accordingly, the timing and details of the proposed Merger will depend on a variety of factors and legal requirements, actions of the Company Board, the number of Shares (if any) acquired by the Purchaser pursuant to the Offer, and whether the Minimum Condition, the Rights Condition, the Supermajority Condition, the Business Combination Condition, the Control Share Condition, the Director Majority Condition and the QDI Indebtedness Condition (each as defined below), and any other conditions set forth in Section 14 are satisfied or waived. There can be no assurance that the Purchaser will be able to consummate the Offer or, if the Offer is consummated, the Acquirors will be able to effectuate the proposed Merger. See below and see Sections 11 and 14.

                  The Parent intends to seek to negotiate with the Company with respect to the acquisition of the Company by the Parent or the Purchaser. There can be no assurance, however, that the Parent's efforts will result in an agreement with the Company. The Purchaser and the Parent reserve the right to amend the Offer, including, but not limited to, upon entering into a merger agreement with the Company. Accordingly, such negotiations could result in, among other things, termination of the Offer and submission of a different acquisition proposal to the Company's shareholders for their approval. See
Section 1 and Section 14. In addition, the Purchaser reserves the right to acquire additional Shares after consummation of the Offer in open market purchases, through a tender offer, in privately negotiated transactions or otherwise, in order to obtain a sufficient number of Shares to effect a "short form" merger without a vote of shareholders as described above, or otherwise to assure approval of the transactions contemplated hereby.

                         Certain Conditions To The Offer

                  The Offer is subject to the fulfillment of certain conditions, including the following:

                  Minimum Condition. Consummation of the Offer is conditioned upon there being validly tendered and not withdrawn prior to the Expiration Date (as defined in Section 1) that number of Shares (the "Minimum Number of Shares") that, when added to the 1,200,000 Shares already beneficially owned by the Purchaser and the Parent, would represent at least a majority of all outstanding Shares on a fully diluted basis on the date of the purchase of Shares pursuant to the Offer (the "Minimum Condition"). SUBJECT TO THE APPLICABLE RULES AND REGULATIONS OF THE COMMISSION, THE PURCHASER RESERVES THE RIGHT, WHICH IT PRESENTLY HAS NO INTENTION OF EXERCISING, TO WAIVE OR REDUCE THE MINIMUM CONDITION AND TO ELECT TO PURCHASE, PURSUANT TO THE OFFER, FEWER THAN THE MINIMUM NUMBER OF SHARES. SEE SECTION 1.

                  Upon the terms and subject to the conditions of the Offer, if more than the Minimum Number of Shares are validly tendered on or prior to the Expiration Date and not withdrawn in accordance with Section 4 of this Offer to Purchase, the Purchaser will accept for payment and pay for all such Shares.

                  According to the Company's Form 10-Q for the quarterly period ended February 20, 2000 (the "February 2000 Form 10-Q"), there were 12,285,103 Shares issued and outstanding as of March 20, 2000. According to the Company's 1999 Annual Report, there were exercisable options to purchase 330,843 Shares on October 31, 1999. Based on the foregoing, there would be 12,615,946 Shares outstanding on the date of purchase on a fully-diluted basis and the Minimum Number of Shares would be 5,107,974 (after taking into account the 1,200,000 Shares that are beneficially owned by the Parent). However, the actual Minimum Number of Shares will depend on the facts as they exist on the date of purchase.

                  Rights Condition. Consummation of the Offer is conditioned upon the Rights having been redeemed by the Company Board, or the Purchaser being satisfied, in its sole discretion, that the Rights have been invalidated or are otherwise inapplicable to the Offer and to the proposed Merger (the "Rights Condition"). The Rights are described in the Company's Registration Statement on Form 8-A dated April 1, 1997 (the "Company 8-A"). The Rights Agreement is appended as an exhibit thereto. See Section 11 for a more detailed discussion of the Rights Agreement.

                  According to the Company 8-A, at any time prior to the earlier of (i) such time as a person or group of affiliated persons has become an "Acquiring Person" (as defined below), or (ii) the expiration of the Rights, the Company may redeem the then outstanding Rights in whole, but not in part, at a price of $.01 per Right.

                  Also according to the Company 8-A, until the earliest to occur of (i) such time as the Company learns that a person or group (including any affiliate or associate of such person or group) has acquired, or has obtained the right to acquire, beneficial ownership of more than 15% of the outstanding shares of Common Stock or that a person or group currently owning more than 15% of the outstanding shares of Common Stock acquires more shares of Common Stock without prior approval of the Company Board (such person or group being an "Acquiring Person"), unless certain provisions exempting certain persons from the definition of Acquiring Person apply, and (ii) the close of business on such date, if any, as may be designated by the Company Board following the commencement of, or first public disclosure of an intent to commence, a tender or exchange offer for more than 15% of the outstanding shares of Common Stock (the earliest of such dates being called the "Distribution Date"), the Rights will be evidenced, with respect to any of the certificates representing Shares (the "Share Certificates") outstanding as of the Record Date (as defined in Section 11), by such Share Certificate. From and after the Distribution Date, the Rights will separate from the Shares and the Shares Certificates.

                  Based on publicly available information, the Purchaser believes that certificates representing the Rights (the "Rights Certificates") have not been issued and the Rights are evidenced by the Share Certificates. The Purchaser believes that as a result of the commencement of the Offer, the Company Board will cause a Distribution Date to occur following such commencement, or announcement, of the Offer, unless prior to the Distribution Date the Company Board redeems the Rights or takes action to delay the Distribution Date. See Section 11.

                  IF A DISTRIBUTION DATE OCCURS, SHAREHOLDERS WILL BE REQUIRED TO TENDER ONE RIGHT FOR EACH SHARE TENDERED IN ORDER TO EFFECT A VALID TENDER OF SHARES IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN SECTION 3. UNLESS THE DISTRIBUTION DATE OCCURS, A TENDER OF SHARES WILL ALSO CONSTITUTE A TENDER OF RIGHTS.

                  The Purchaser and the Parent believe that under the circumstances of the Offer in light of the Company's performance for shareholders, the Company Board should redeem the Rights (or amend the Rights Agreement to make the Rights inapplicable to the Offer and the proposed Merger), so that each shareholder can determine whether to accept or reject the Offer. The Purchaser and the Parent have and are hereby again requesting that the Company Board take such action. However, there can be no assurance that the Company Board will redeem the Rights (or amend the Rights Agreement) which, as noted, is a condition to the consummation of the Offer.

                  Supermajority Condition. Consummation of the Offer is conditioned upon the Purchaser being satisfied, in its sole discretion, that the proposed Merger can be consummated without the need for a supermajority vote of the Company's shareholders pursuant to Article VIII of the Company's Charter (the "Supermajority Condition").

                  Article VIII of the Charter provides that the affirmative vote of the holders of at least two-thirds of the voting shares of Common Stock entitled to vote on such matter and a majority of the voting shares of Common Stock held by shareholders other than a "Related Person" (as defined in Section 11 below) are required for the approval or authorization of a "Business Combination," which includes a merger involving the Company, between the Company and any Related Person (the "Supermajority Voting Requirement"). However, the Supermajority Voting Requirement does not apply under the following circumstances: (i) if the proposed business combination is expressly approved by at least two-thirds of the "Continuing Directors" (as defined in Section 11 below) or (ii) if certain "Fair Price" provisions (as discussed and defined in
Section 11) are satisfied. The Purchaser believes that it and the Parent collectively will be deemed to be a Related Person for purposes of Article VIII of the Charter upon consummation of the Offer. The Purchaser hereby requests that the Company Board approve the proposed Merger by the requisite vote such that the Supermajority Condition will be satisfied.

                  The foregoing summary of Article VIII of the Charter is qualified by reference to the text thereof as filed by the Company with the Securities and Exchange Commission (the "Commission") and which can be examined or copies thereof obtained as set forth in Section 8 (except that copies thereof may not be available at the regional offices of the Commission).

                  Business Combination Condition. Consummation of the Offer is conditioned upon the acquisition of Shares pursuant to the Offer having been approved by the Company Board pursuant to Chapter 43 of the IBCL (the "Business Combination Statute") or the Purchaser being satisfied, in its sole discretion, that the Business Combination Statute is invalid or otherwise inapplicable to the Offer and the proposed Merger (the "Business Combination Condition").

                  The Proposed Merger is subject to the provisions of the IBCL, including the Business Combination Statute. In general, the Business Combination Statute prohibits public Indiana corporations from engaging in a "Business Combination" (defined to include a variety of transactions, including mergers) with an "Interested Shareholder" (defined generally as a person owning shares entitled to cast at least 10% of the voting power of a corporation) for a period of five years following the date the person became an Interested Shareholder, unless before the person became an Interested Shareholder, the board of directors of the corporation approved either the Business Combination or the transaction in which the Interested Shareholder became an Interested Shareholder. See Section 11 for a more detailed description of the Business Combination Statute.

                  The Purchaser and the Parent are hereby requesting that the Company Board adopt a resolution approving the Offer and the proposed Merger for purposes of the Business Combination Statute. However, there can be no assurance that the Company Board will do so.

                  Control Share Condition. Consummation of the Offer is conditioned upon the Purchaser being able to vote the Shares acquired by it pursuant to the Offer without restriction or limitation under Chapter 42 (the "Control Share Acquisition Statute") of the IBCL (the "Control Share Condition").

                  In general, the Control Share Acquisition Statute relates to the acquisition by any person of voting power over voting shares of an "issuing public corporation" (which term includes the Company) that would entitle such person, after the acquisition of voting shares, to vote for the first time at least 20%, 33-1/3% or 50% of the voting shares entitled to vote in an election for directors of the corporation. Shares subject to a control share acquisition are "control shares" and the person acquiring the control shares is an "acquiring person." An Indiana Corporation my provide in its by-laws that it will not be subject to the Control Share Acquisition Statute.

                  The language of the Control Share Acquisition Statute provides that an acquiring person may not vote control shares unless, by separate vote, a majority of both (i) all voting shares and (ii) all voting shares, excluding control shares, permit the acquiring person to vote its control shares. Unless the Purchaser has been accorded the right to vote the Shares acquired by it pursuant to the Offer, the Shares acquired pursuant to the Offer will not have voting rights and the Company may redeem the Shares at a price that could result in a loss to the Purchaser. The Purchaser hereby requests that the Company Board amend the By-laws or take such other action such that the Company is no longer subject to the Control Share Acquisition Statute. For a more complete description of the Control Share Acquisition Statute, see Section 11.

                  Director Majority Condition. Consummation of the Offer is conditioned upon the Purchaser being satisfied, in its sole discretion, that immediately following the consummation of the Offer, representatives of the Purchaser and/or Parent will constitute a majority of the Company Board (the "Director Majority Condition").

                  The Charter and the By-laws each provide for a classified board of directors consisting of three classes of directors. In addition, the Charter provides that directors may not be removed from office except for good cause and then only with the affirmative vote of two-thirds of all outstanding shares of Common Stock entitled to vote in the election of directors. The effect of these provisions is to preclude the

Purchaser from gaining representation on the Company Board after consummation of the Offer through the normal electoral process until the next annual meeting of shareholders at the earliest. Furthermore, even with a majority of the outstanding Common Stock, the Parent would be unable to gain a majority of the Company Board until the 2002 annual meeting of shareholders due to the classified board provisions in the Charter.

                  The Purchaser and the Parent are hereby requesting, and have conditioned the Offer, upon the Company Board taking all actions necessary to appoint representatives of the Purchaser to a majority of the directorships on the Company Board as of the consummation of the Offer. However, there can be no assurance that the Company Board will take such actions necessary to satisfy the Director Majority Condition.

                  QDI Indebtedness Condition. Consummation of the Offer is conditioned upon the Purchaser being satisfied, in its sole discretion, that, upon consummation of the Offer and the proposed Merger, the Company will not be in default under any instrument evidencing the Company's then outstanding indebtedness (the "QDI Indebtedness Condition").

                  According to publicly available information regarding the Company, a change of control resulting from consummation of the Offer would result in a default under the Company's Third Amended Revolving Credit Agreement, dated as of May 11, 1999 by and between the Company and GAGHC, Inc. as Borrowers, Chase Bank of Texas, National Association, as Administrative Agent, NBD Bank, N.A. as Documentation Agent, NationsBank, N.A. (South) as Co-Agent, and the other "Banks" identified therein, as amended (the "Revolving Credit Agreement"), unless consent to such change of control is obtained from the lenders. Approximately $60,656,000 was outstanding under the Revolving Credit Agreement as of October 31, 1999. In addition, according to publicly available information regarding the Company, the proposed Merger would result in a default under a mortgage facility with 34 spearate mortgage notes ( the "Mortgage Facility") unless consent to such Merger is obtained from the lenders. Approximately $49,066,000 was outstanding under the Mortgage Facility as of August 3, 1999. It is also possible that consummation of the offer could result in a default under other indebtedness of the Company.

                  The Parent and the Purchaser will request the Company to obtain or otherwise seek to obtain the requisite consents of lenders under instruments evidencing the Company's indebtedness prior to the Expiration Date. In the event that such consents are not obtained, the Parent may seek additional financing so that, upon obtaining control of the Company, the Parent will be able to cause the Company to refinance or redeem such indebtedness. Parent has not made any determination to seek such additional financing and there can be no assurance that it will do so. There can be no assurance that any such consents or refinancing will be obtained.

                  CERTAIN OTHER CONDITIONS TO THE CONSUMMATION OF THE OFFER ARE DESCRIBED IN SECTION 14.

                  THE OFFER IS NOT CONDITIONED ON PURCHASER OBTAINING FINANCING. SEE SECTION 12.

                  OFFEROR RESERVES THE RIGHT (SUBJECT TO THE APPLICABLE RULES AND REGULATIONS OF THE COMMISSION) TO AMEND OR WAIVE THE MINIMUM CONDITION, THE RIGHTS CONDITION, THE BUSINESS COMBINATION CONDITION, THE CONTROL SHARE CONDITION, THE SUPERMAJORITY CONDITION, THE DIRECTOR MAJORITY CONDITION, THE QDI INDEBTEDNESS CONDITION AND ANY OTHER TERMS AND CONDITIONS OF THE OFFER. SEE SECTIONS 1 AND 14.

                  This Offer to Purchase and the related Letter of Transmittal contain important information which should be read carefully before any decision is made with respect to the Offer.

                                    THE OFFER

                  1. Terms of the Offer; Expiration Date.

                  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and thereby purchase all Shares validly tendered and not withdrawn in accordance with the procedures set forth in Section 4 on or prior to the Expiration Date (as hereinafter defined). The term "Expiration Date" means 12:00 midnight, New York City time, on Monday, June 5, 2000, unless and until Purchaser, in accordance with the terms of the Offer, extends the period of time for which the Offer is open, in which event the term "Expiration Date" means the time and date at which the Offer, as so extended once or more than once by Purchaser, will expire.

                  The Offer is conditioned upon satisfaction of the Minimum Condition, the Rights Condition, the Supermajority Condition, the Business Combination Condition, the Control Share Condition, the Director Majority Condition, the QDI Indebtedness Condition and any other terms and conditions set forth in Section 14.

                  The Purchaser reserves the right (but will not be obligated), in accordance with applicable rules and regulations of the Commission, to amend or waive the Minimum Condition or any other condition of the Offer. If the Minimum Condition or any of the other conditions set forth in Section 14 have not been satisfied by 12:00 midnight, New York City time, on Monday, June 5, 2000 (or any other time then set as the Expiration Date), the Purchaser may elect to: (i) extend the Offer and, subject to applicable withdrawal rights, retain all tendered Shares until the expiration of the Offer, as extended; (ii) subject to complying with applicable rules and regulations of the Commission, waive all of the unsatisfied conditions and accept for payment and pay for all Shares tendered and not withdrawn prior to the Expiration Date; or (iii) terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering shareholders.

                  If the Purchaser decides, in its sole discretion, to increase the consideration offered in the Offer to holders of Shares and if, at the time that notice of the increase is first published, sent or given to holders of Shares in the manner specified below, the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice is first so published, sent or given, then the Offer will be extended until at least the expiration of 10 business days from the date the notice of the increase is first published, sent or given to holders of Shares. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time. IF, PRIOR TO THE EXPIRATION DATE, THE PURCHASER INCREASES THE CONSIDERATION BEING PAID FOR SHARES ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER, THIS INCREASED CONSIDERATION WILL BE PAID TO ALL SHAREHOLDERS WHOSE SHARES ARE PURCHASED PURSUANT TO THE OFFER WHETHER OR NOT THE SHARES WERE TENDERED PRIOR TO THE ANNOUNCEMENT OF THE INCREASE IN CONSIDERATION.

                  The Purchaser expressly reserves the right (but will not be obligated), in its sole discretion, at any time and from time to time, to extend the period during which the Offer is open for any reason by giving oral or written notice of the extension to the Depositary and by making a public announcement of the extension. There can be no assurance that the Purchaser will exercise its right to extend the Offer. During any extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering shareholder to withdraw the Shares.

                  Subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act") described below, Purchaser expressly reserves the right to (a) delay acceptance for payment of or, payment for, any tendered Shares (whether or not Purchaser has previously accepted any Shares for payment), pending receipt of any regulatory or governmental approvals specified in Section 15, (b) terminate or amend the Offer as to any

Shares not then paid for whether or not any Shares have theretofore been accepted for payment if any of the conditions referred to in Section 14 has not been satisfied or upon the occurrence of any of the events specified in Section 14 and which events continue in effect immediately prior to the expiration of the Offer, or (c) waive any condition or otherwise amend the Offer in any respect, in each case, by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and other than in the case of a waiver, by making a public announcement thereof. Purchaser acknowledges (i) that Rule 14e-1(c) under the Exchange Act requires Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and (ii) that Purchaser may not delay acceptance for payment of, or payment for, any Shares (except as provided in clause (a) of the preceding sentence) upon the occurrence of any of the conditions specified in Section 14 without extending the period of time during which the Offer is open.

                  If Purchaser extends the Offer or if Purchaser is delayed in its acceptance for payment of or payment (whether before or after its acceptance for payment of Shares) for Shares or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described herein under Section 4. However, the ability of Purchaser to delay the payment for Shares that Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of shareholders promptly after the termination or withdrawal of such bidder's offer, unless such bidder elects to offer a subsequent offering period (a "Subsequent Offering Period") under Rule 14d-11 under the Exchange Act and pays for Shares tendered during the Offer and the Subsequent Offering Period in accordance with Rule 14d-11.

                  Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which Purchaser may choose to make any public announcement, subject to applicable law (including Rules 14d-4(d) and 14e-1(e) under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares in a manner reasonably designed to inform such holders of such change), Purchaser currently intends to make announcements by issuing a press release to Business Wire.

                  If Purchaser makes a material change in the terms of the Offer, or if it waives a material condition to the Offer, Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(d) and 14e-1 under the Exchange Act. The minimum period during which an Offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in percentage of securities sought or a change in any dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality, of the changes. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer's soliciting fee, a minimum ten business day period from the date of such change is generally required to allow for adequate dissemination to shareholders.

                  Pursuant to Rule 14d-11 under the Exchange Act, Purchaser may, subject to certain conditions, include a Subsequent Offering Period following the expiration of the Offer on the Expiration Date. Rule 14d-11 provides that Purchaser may include a Subsequent Offering Period so long as, among other things, (1) the Offer remained open for a minimum of 20 business days and has expired, (2) the Offer was for all outstanding Shares, (3) Purchaser accepts and promptly pays for all Shares tendered during the Offer, (4) Purchaser announces the results of the Offer, including the approximate number and percentage of Shares deposited, no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period, (5) Purchaser immediately accepts and promptly pays for Shares as they are tendered during the Subsequent Offering Period and (6) Purchaser pays the Offer Price for all Shares tendered in the Subsequent Offering Period. Purchaser will be able to include a Subsequent Offering Period if it satisfies the conditions above. In a public release, the Commission expressed the view that the inclusion of a Subsequent Offering Period would constitute a material change to the terms of the Offer requiring Purchaser to disseminate new information to shareholders in a manner reasonably calculated to inform them of such change sufficiently in advance of the Expiration Date (generally five business days). In the event Purchaser elects to include a Subsequent Offering Period, it will notify shareholders of the Company consistent with the requirements of the Commission.

                  A Subsequent Offering Period, if one is included, is not an extension of the Offer. A Subsequent Offering Period would be an additional period of time, following the expiration of the Offer, in which shareholders may tender Shares not tendered during the Offer. Purchaser does not currently intend to include a Subsequent Offering Period in the Offer, although it reserves the right to do so in its sole discretion.

                  Pursuant to Rule 14d-7 under the Exchange Act, no withdrawal rights will apply to Shares tendered in a Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. The same consideration, the Offer Price, will be paid to shareholders tendering Shares in the Offer or in a Subsequent Offering Period, if one is included.

                  A request is being made to the Company pursuant to Rule 14d-5 of the Exchange Act and under Indiana law for the use of the Company's shareholder lists and security position listings for the purpose of disseminating the Offer to shareholders. Upon compliance by the Company with this request, this Offer to Purchase, the Letter of Transmittal and all other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on shareholders lists, or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares following receipt of these lists or listings from the Company or by the Company if it so elects.

                  2. Acceptance for Payment and Payment.

                  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of the Offer as so extended or amended), Purchaser will purchase, by accepting for payment, and will pay for all Shares validly tendered and not withdrawn prior to the Expiration Date (as permitted by Section 4) promptly after the later to occur of (i) the Expiration Date and (ii) subject to compliance with the applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act, the satisfaction or waiver of the conditions to the Offer set forth in Section 14.

                  In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing such Shares or timely confirmation (a "Book-Entry Confirmation") of the book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility"), pursuant to the procedures set forth in Section 3, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer and (iii) any other documents required by the Letter of Transmittal.

                  The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

                  For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance of such Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from Purchaser and transmitting payment to validly tendering shareholders. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or the Purchaser is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to the Purchaser's rights under Section 1, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and the Shares may not be withdrawn, except to the extent that the tendering shareholders are entitled to withdrawal rights as described in Section 4 below and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will interest on the purchase price for Shares be paid by Purchaser regardless of any extension of the Offer or by reason of any delay in making such payment.

                  If any tendered Shares are not purchased pursuant to the Offer for any reason, or if certificates representing Shares are submitted representing more Shares than are tendered, certificates representing unpurchased or untendered Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares delivered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained within such Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

                  If, prior to the Expiration Date, Purchaser announces an increase in the consideration offered to holders of Shares pursuant to the Offer, such increased consideration will be paid to all holders of Shares that are purchased pursuant to the Offer, whether or not such Shares were tendered prior to such announcement of an increase in consideration.

                  Purchaser reserves the right to transfer or assign to one or more of Purchaser's subsidiaries or affiliates, in whole or from time to time in part, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer or prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

                  3. Procedures for Accepting the Offer and Tendering Shares.

         Valid Tender of Shares

                  Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date and either (i) certificates representing tendered Shares must be received by the Depositary, or such Shares must be tendered pursuant to the procedure for book-entry transfer set forth below and a Book-Entry Confirmation must be received by the Depositary, in each case on or prior to the Expiration Date, or
(ii) the guaranteed delivery procedures set forth below must be complied with.

                  The method of delivery of certificates representing tendered Shares, the Letter of Transmittal and all other required documents is at the option and sole risk of the tendering shareholder, and the delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

         Book-Entry Transfer

                  The Depositary will make a request to establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at such Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the guaranteed delivery procedure set forth below must be complied with.

                  Delivery of documents to a Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

         Signature Guarantees

                  No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in the Book Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution" and, collectively, "Eligible Institutions"). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates for Shares not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered certificates for such Shares must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instruction 5 to the Letter of Transmittal.

         Guaranteed Delivery

                  If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's certificates for Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such shareholder's tender may be effected if all the following conditions are met:

                  (i) such tender is made by or through an Eligible Institution;

                  (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

                  (iii) the certificates for (or a Book-Entry Confirmation with respect to) such Shares, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents, are received by the Depositary within three (3) trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the NASDAQ Stock Exchange is open for business.

                  The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

                  Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of certificates for, or of Book-Entry Confirmation with respect to, such Shares, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering shareholders at the same time, and will depend upon when certificates representing, or Book-Entry Confirmations of, such Shares are received into the Depositary's account at a Book-Entry Transfer Facility.

         Backup Federal Tax Withholding

                  Under the federal income tax laws, payments in connection with the Offer and the proposed Merger may be subject to "backup withholding" at a rate of 31% unless a shareholder that holds Shares (i) provides a correct taxpayer identification number (which, for an individual shareholder, is the shareholder's social security number) and any other required information, or
(ii) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, and otherwise complies with applicable requirements of the backup withholding rules. A shareholder that does not provide a correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service. To prevent backup federal income tax withholding on payments with respect to the purchase price of Shares purchased pursuant to the Offer, each shareholder should provide the Depositary with his correct taxpayer identification number and certify that he is not subject to backup federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. See Instruction 10 of the Letter of Transmittal.

         Appointment as Proxy

                  By executing the Letter of Transmittal, a tendering shareholder irrevocably appoints designees of Purchaser, and each of them, as such shareholder's attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment and paid for by Purchaser and with respect to any and all other Shares and other securities or rights issued or issuable in respect of such Shares on or after the date of this Offer to Purchase. All such powers of attorney and proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser pays for such Shares by depositing the purchase price therefor with the Depositary. Upon such payment, all prior powers of attorney and proxies given by such shareholder with respect to such Shares, and such other securities or rights granted prior to such payment will be revoked, without further action, and no subsequent powers of attorney and proxies may be given by such shareholder (and, if given, will not be deemed effective). The designees of Purchaser will, with respect to the Shares for which such appointment is effective, be empowered to exercise all voting and other rights of such shareholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's shareholders, or any adjournment or postponement thereof. Purchaser requires that, in order for Shares to be deemed validly tendered, immediately upon the payment for such Shares, Purchaser or its designee must be able to exercise full voting rights with respect to such Shares and other securities, including voting at any meeting of shareholders.

         Distribution of Rights

                  Holders of Shares will be required to tender one Right for each Share tendered to effect a valid tender of a Share. Unless and until the Distribution Date occurs, the Rights are represented by and transferred with the Shares. Accordingly, if the Distribution Date does not occur prior to the Expiration Date of the Offer, a tender of Shares will constitute a tender of the associated Rights. If a Distribution Date has occurred, certificates representing a number of Rights equal to the number of Shares being tendered must be delivered to the Depositary in order for the Shares to be validly tendered in accordance with the procedures described in this Section 3. If a Distribution Date has occurred, a tender of Shares without Rights constitutes an agreement by the tendering shareholder to deliver certificates representing a number of Rights equal to the number of Shares tendered pursuant to the Offer to the Depositary within three trading days after the date the certificates are distributed. The Purchaser reserves the right to require that it receive these certificates prior to accepting Shares for payment. Payment for Shares tendered and purchased pursuant to the Offer will be made only after timely receipt by the Depositary of the certificates representing the Rights, if such certificates have been distributed to holders of Shares. The Purchaser will not pay any additional consideration for the Rights tendered pursuant to the Offer.

         Determination of Validity

                  All questions as to the form of documents and validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion, whose determination will be final and binding on all parties. Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender of Shares of any particular shareholder whether or not similar defects or irregularities are waived in the case of other shareholders without any impact on the rights of such other shareholders.

                  Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived. None of Purchaser, Parent or any of their affiliates or assigns, if any, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

                  Purchaser's acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering shareholder and Purchaser upon the terms and subject to the conditions of the Offer.

                  4. Withdrawal Rights.

                  Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment as provided herein, may also be withdrawn at any time after July 7, 2000 (or such later date as may apply in case the Offer is extended). A withdrawal of a share of Common Stock will also constitute a withdrawal of the related Right. Rights may not be withdrawn unless the related shares of Common Stock are also withdrawn.

                  If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or Purchaser is unable to accept for payment or pay for Shares tendered pursuant to the Offer, then, without prejudice to Purchaser's rights set forth herein, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares and such Shares may not be withdrawn except to the extent that the tendering shareholder is entitled to and duly exercises withdrawal rights as described in this Section 4. Any such delay will be by an extension of the Offer to the extent required by law.

                  To be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures.

                  Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3.

                  No withdrawal rights will apply to Shares tendered during any Subsequent Offering Period (if there is one) and no withdrawal rights apply during any such Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment.

                  All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Purchaser, Parent or any of their affiliates or assigns, if any, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

                  5. Certain Federal Income Tax Consequences.

                  The receipt of cash in exchange for Shares pursuant to the Offer, the proposed Merger or upon the exercise of dissenter's rights will be taxable for federal income tax purposes and may also be taxable under applicable state, local or foreign tax laws. A shareholder who receives cash will generally recognize gain or loss for federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received by the shareholder and the shareholder's adjusted tax basis in the Shares exchanged therefor. Gain or loss must be determined separately for each block of Shares exchanged (for example, Shares acquired at the same cost in a single transaction). Such gain or loss will be capital gain or loss (provided that the Shares are held as capital assets) and any such capital gain or loss will be long term if, as of the date of the exchange, the Shares were held for more than one year.

                  The foregoing discussion may not be applicable to certain types of shareholders or Shares, including shareholders who acquired Shares pursuant to the exercise of options or otherwise as compensation, individuals who are not citizens or residents of the United States, and foreign corporations, Shares held as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment, or entities that are otherwise subject to special tax treatment under the Internal Revenue Code of 1986, as amended (such as dealers in securities or foreign currency, insurance companies, regulated investment companies, tax-exempt entities, financial institutions, and investors in pass-through entities).

                  THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. EACH SHAREHOLDER IS URGED TO CONSULT SUCH SHAREHOLDER'S TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH SHAREHOLDER OF THE OFFER AND THE PROPOSED MERGER, INCLUDING FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES.

                  6. Price Range of the Shares.

                  According to the Company's Annual Report on Form 10-K for the fiscal year ended October 31, 1999 (the "1999 Annual Report"), the Shares are listed and traded principally on the Nasdaq Stock Market's National Market (the "Nasdaq National Market") under the symbol "QDIN." The following table sets forth, for the periods indicated, the reported high and low sales prices for the Shares on the Nasdaq National Market, all as reported in published financial sources.

         Fiscal Year Ending October 31, 2000                                        High                Low
         -----------------------------------                                        ----                ---
         Second Quarter (through May 8, 2000)                                      $3.781             $2.031
         First Quarter                                                              2.938              2.000

         Fiscal Year Ending October 31, 1999                                        High                Low
         -----------------------------------                                        ----                ---
         Fourth Quarter                                                            $3.000             $1.875
         Third Quarter                                                              3.000              2.375
         Second Quarter                                                             4.188              2.500
         First Quarter                                                              4.219              2.500

         Fiscal Year Ending October 31, 1998                                        High                Low
         -----------------------------------                                        ----                ---
         Fourth Quarter                                                            $5.094             $1.938
         Third Quarter                                                              4.000              2.625
         Second Quarter                                                             5.500              3.625
         First Quarter                                                              6.094              3.625


                  On April 18, 2000, the last full trading day prior to the public announcement of the Parent's intention to commence this Offer, the reported closing price on the Nasdaq National Market for the Shares was $2.031 per Share. Shareholders are urged to obtain a current market quotation for the Shares.

                  The Purchaser believes, based upon publicly available information, that as of the date of this Offer to Purchase, the Rights are listed on the Nasdaq National Market, are attached to the Shares and are not traded separately. As a result, the sale prices per Share set forth above are also the high and low sale prices per Share and associated Right during such periods. Upon the occurrence of the Distribution Date, the Rights are to detach, and may trade separately, from the Shares. See Section 11. If the Distribution Date occurs and the Rights begin to trade separately from the Shares, shareholders are also urged to obtain a current market quotation for the Rights.

                  7. Effect of the Offer on the Market for the Shares; Stock Exchange Listing; Exchange Act Registration; Margin Regulations.

         Effect of the Offer on the Market for the Shares

                  The purchase of Shares pursuant to the Offer will reduce the number of Shares that trade publicly and, depending upon the number of Shares so purchased, could adversely affect the liquidity and market value of the remaining Shares held by the public. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the per Share amount being offered in this Offer.

         Stock Quotation

                  Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued inclusion on the Nasdaq National Market. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the criteria for continued inclusion in the Nasdaq National Market, the market for the Shares could be adversely affected. According to the Nasdaq National Market's published guidelines, the Shares would not be eligible for continued listing if, among other things, the number of Shares publicly held fall below 750,000, the number of beneficial holders of Shares falls below 400 (round lot holders) or the aggregate market value of such publicly-held Shares does not exceed $5 million. If the Shares were no longer eligible for inclusion in the Nasdaq National Market, they might nevertheless continue to be included in the Nasdaq's SmallCap Market unless, among other things, the "public float" is less than 500,000 shares or there are fewer than 300 shareholders (round lot holders) in total, or the market value of the public float is less than $1 million.

         Exchange Act Registration

                  The Shares are currently registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated upon application by the Company to the Commission if the Shares are not listed on a "national securities exchange" and there are fewer than 300 record holders of Shares. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its shareholders and the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirements of furnishing a proxy statement in connection with shareholders' meetings pursuant to Section 14(a), no longer applicable to the Company. If the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions would no longer be applicable to the Company. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated.

                  If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for trading on the Nasdaq National Market. If the Nasdaq National Market listing and the Exchange Act registration of Shares are not terminated prior to the proposed Merger, then it is anticipated that the Shares will be delisted from the Nasdaq National Market and the registration of the Shares under the Exchange Act will be terminated following the consummation of the proposed Merger. See Section 11.

         Margin Regulations

                  The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which have the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares for the purpose of buying, carrying or trading in securities ("Purpose Loans"). Depending upon factors such as the number of record holders of the Shares and the number and market value of publicly held Shares, following the purchase of Shares pursuant to the Offer the Shares might no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations and, therefore, could no longer be used as collateral for Purpose Loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute "margin securities."

                  8. Certain Information Concerning the Company.

                  The information concerning the Company contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the Commission and other public sources and is qualified in its entirety by reference thereto. None of Parent, Purchaser, the Information Agent or the Depositary can take responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent, Purchaser, the Information Agent or the Depositary.

                  According to its 1999 Annual Report, the Company is an indirect successor to a corporation that was incorporated in the State of Indiana in 1981. The Company became publicly held on March 8, 1994. The principal executive offices of the Company are located at 4220 Edison Lakes Parkway, Mishawaka, Indiana 46545 and its telephone number is (219) 271-4600.

                  According to the Company's February 2000 Form 10-Q, the Company operates four distinct restaurant concepts: (1) Grady's American Grill;
(2) two Italian dining concepts under the names Spageddies Italian Kitchen ("Spageddies") and Papa Vino's Italian Kitchen ("Papa Vino's"), (3) Burger King restaurants as a franchisee of Burger King Corporation; and (4) Chili's Grill and Bar ("Chili's) as a franchisee of Brinker International, Inc. As of February 20, 2000, the Company operated 143 restaurants, including 71 Burger King restaurants, 28 Chili's, 36 Grady's American Grill restaurants, three Spageddies and five Papa Vino's.

                  The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Information regarding the public reference facilities may be obtained from the Commission by telephoning 1-800-SEC-0330. The Company's filings are also available to the public on the Commission's Internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

                  9. Certain Information Concerning Purchaser and Parent.

                  Parent was organized in December 1998 under the laws of the State of Michigan for the purpose of investing in securities of the Company. Parent has not, and is not expected to, engage in any business other than in connection with its organization, such investment, the Offer and the proposed Merger. Its principal executive offices and telephone number are: 25800 Northwestern Highway, Suite 750, Southfield, Michigan 48075; (248) 262-1000.

                  Purchaser was organized in May 2000 under the laws of the State of Delaware for the purpose of acquiring the Company. Purchaser is a wholly owned subsidiary of Parent. Purchaser has not, and is not expected to, engage in any business other than in connection with its organization, the Offer and the proposed Merger. Its principal executive offices and telephone number are the same as those of Parent.

                  Neither Parent nor Purchaser is subject to the informational filing requirements of the Exchange Act, and, accordingly, they do not file reports or other information with the Commission relating to their business, financial condition and other matters.

                  Because the consideration offered consists solely of cash, the Offer is not subject to any financing condition, and the offer is for all of the outstanding Shares, Purchaser believes the financial condition of Parent, Purchaser and their affiliates is not material to a decision by a holder of Shares whether to sell, tender or hold Shares pursuant to the Offer.

                  The name, business address and telephone number, citizenship, present principal occupation and employment history of each of the directors and executive officers of Parent and Purchaser are set forth in Schedule I of this Offer to Purchase.

                  Except as set forth elsewhere in this Offer to Purchase, (i) neither Parent, Purchaser nor, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule I hereto or any associate or majority-owned subsidiary of Parent or any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of the Company and (ii) neither Parent, Purchaser nor, to the knowledge of either Parent or Purchaser, any of the persons or entities referred to in clause (i) above or any of their executive officers, directors or subsidiaries has effected any transaction in the Shares or any other equity securities of the Company during the past 60 days.

                  Except as set forth in this Offer to Purchase, none of Parent, Purchaser nor, to the best knowledge of Parent and Purchaser, any of the persons listed on Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contracts, negotiations or transactions between Parent or any of its subsidiaries or, to the best knowledge of Parent, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets. None of the persons listed in Schedule I has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of the persons listed in Schedule I has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

                  10. Background of the Offer; Contacts with the Company.

                  The Parent first acquired Shares on August 11, 1998. On March 22, 1999, David W. Schostak and Mark S. Schostak, members of Parent, met with Daniel B. Fitzpatrick, Chairman, President and Chief Executive Officer of the Company (the "CEO"), and John C. Firth, Executive Vice President, General Counsel and Secretary of the Company, to discuss the Company's businesses and operations (the "March 22 Meeting"). Messrs. David and Mark Schostak left that meeting concerned as to whether the Company was taking all steps possible to increase shareholder value. On March 26, 1999, Parent and the Schostaks filed a
Schedule 13D with respect to their shares of Common Stock and voiced in that filing their displeasure with the results of their meeting with Mr. Fitzpatrick and Mr. Firth as well as the poor financial performance of the Company.

                  In June 1999, the Company took the following actions: it entered into Noncompete Agreements with four members of management under which such persons are entitled to receive substantial lump sum payments upon a change in control of the Company (including an aggregate of $875,625 payable to James
K. Fitzpatrick and Gerald O. Fitzpatrick, the CEO's brothers, based upon their level of compensation in 1999 as reported by the Company); it repurchased from eight Company officers stock options with exercise prices in excess of the then current market prices for Quality Dining shares and granted such persons new stock options at lower exercise prices; and it granted to certain executive officers 150,405 restricted shares that vest immediately upon a change in control of the Company. In December 1999, the Company granted to executive officers an additional 102,360 restricted shares (with similar vesting provisions).

                  On August 24, 1999, the Company entered into an employment agreement with John C. Firth, its Executive Vice President and General Counsel. This agreement provides, among other things, that if Mr. Firth, at his election, terminates his employment at any time within one year of a change in control, he is entitled to a lump sum payment equal to four times his base salary (or $720,000 on the date of the employment agreement). Each of such actions has the effect of increasing the cost of an acquisition of the Company by a potential acquiror.

                  Subsequent to the March 22 Meeting, representatives of Parent made several requests in discussions with executives of the Company for a meeting with the Company Board to discuss the future of the Company and possible strategic alternatives. Representatives of Parent made one such request during a meeting with the CEO in August 1999 and they also asked that the Company consider engineering a strategic transaction with Parent or an affiliated party. Notwithstanding the Company's continued poor performance and Parent's status as its largest independent shareholder, each and every request for a meeting between Parent and the Company Board was either ignored or promptly rebuffed.

                  In response to the Company Board's continuing refusal to meet with representatives of Parent, on October 1, 1999, David W. Schostak, on behalf of Parent, sent a letter expressing its view that the Company did not have meaningful prospects for enhancing shareholder value as a public company and formally requested a meeting with the Company Board to discuss a possible acquisition of the Company by Parent or its affiliates. Parent indicated its belief that it could conclude such an acquisition at a price substantially in excess of the then current market trading prices of the Shares. Parent also indicated its wish to work with the Board in developing a plan that would benefit all shareholders and that such a result could best be achieved by mutual cooperation and the exchange of ideas. Parent reserved the right, however, to make an acquisition proposal directly to the Company's shareholders, initiate shareholder proposals in favor of a sale or other disposition of the Company or its assets, and/or nominate a slate of directors who would pursue such alternatives.

                  In a letter dated October 13, 1999, from John C. Firth, the Company's Executive Vice President and General Counsel, to David W. Schostak, the Company stated that the meeting requested by Parent would not be productive in that the "Board believes that our existing strategic plan . . . represents the best opportunity to maximize long-term shareholder value."

                  On October 20, 1999, three weeks after Parent proposed that the Company Board consider an acquisition of the Company by Parent - and Parent reserved its right to make a related shareholder proposal - the Company Board approved several amendments to the Company's By-laws. These amendments imposed an advance written notice requirement for any shareholder proposals (including proposals for the election of directors) and increased, from 25% to 80%, the number of shares of Common Stock required to call a special meeting of shareholders (at which shareholders can act to exercise their voting rights). According to the Company's Proxy Statement for the 2000 Annual Meeting, Daniel, James and Gerald Fitzpatrick together beneficially own more than 20% of the Common Stock and, consequently, no special meeting can be called by shareholders unless they join in such request.

                  On January 13, 2000, Parent filed with the Commission a preliminary proxy statement expressing its intention to: (i) nominate David W. Schostak, Mark S. Schostak and Christopher G. Ellis for election as directors at the Company's 2000 annual meeting of shareholders (which occurred on March 7, 2000), and (ii) put forth a shareholder proposal for consideration at such meeting recommending that the Company terminate its "poison pill" Rights Agreement and not adopt another rights plan without the approval of the holders of a majority of the outstanding shares of the Company. The preliminary proxy statement indicated that Parent sought to influence the Company to conduct an auction to effect a negotiated sale, merger or other disposition of the Company (or all or substantially all of its assets) to the highest bidder, and that Parent (or one of its affiliates) expected to be a bidder in any such auction or other sales process. On January 24, 2000, Parent withdrew its nomination of Mr. Ellis after the Company Board appointed its own nominee to fill the then vacant seat on the board and eliminated the shareholders' right to fill such vacancy (and similar future vacancies).

                  On February 22, 2000, Mr. David W. Schostak, on behalf of Parent, sent a letter to the Company's Board of Directors proposing, subject to satisfactory completion of due diligence entry into customary merger documentation, and financing, a cash merger transaction of the Company with an entity formed by Parent in which a price of $5.00 per share would be paid to all shareholders (other than Parent) for all of their Common Stock. The letter indicated that Parent, depending upon the results of its due diligence, might be prepared to increase its offer.

                  By letter to David W. Schostak, dated February 23, 2000, John
C. Firth stated, among other things, that the Company Board would not consider Parent's cash merger proposal until after the Company's annual meeting of shareholders on March 7, 2000, and sought evidence of Parent's ability to fund the cash merger proposal.

                  By letter dated February 28, 2000, David W. Schostak, on behalf of Parent, informed the Company Board that its $5.00 per share cash merger proposal would no longer be subject to a financing condition and that Parent had the financial wherewithal to consummate the proposed merger. The letter also indicated that Parent believed that the present Company Board was under a fiduciary duty to consider its cash merger proposal immediately and urged the Company Board to embrace the auction process, invite other bidders to participate, and offer Parent and other bona fide bidders the opportunity to conduct due diligence.

                  On March 7, 2000, at the Company's 2000 annual meeting of shareholders, Parent's nominees and proposals were defeated. After adjusting for more than 3.7 million shares voted by officers, directors or paid consultants of the Company, such nominees and proposals, however, received the affirmative vote of a majority of Shares held by what Parent viewed as "independent" shareholders (including Parent).

                  On March 13, 2000, the Company Board announced that it had rejected Parent's $5.00 per share cash merger proposal, stating that Parent had not provided evidence satisfactory to the Company of its ability to finance the transaction and that the transaction was subject to Parent's due diligence of the Company.

                  On April 4, 2000, the Company announced that its Board of Directors had authorized the CEO and any of his affiliates and associates to purchase up to 1,000,000 additional shares of Common Stock without triggering the Company's "poison pill" Rights Plan (described below under "Purpose of the Offer and the Proposed Merger; Plans for the Company - Rights"). The announcement indicated that the CEO and other members of management might purchase shares of Common Stock on the open market or in privately negotiated transactions and that the officers and directors of the Company would time their purchases so as not to compete with purchases by the Company under its share repurchase program. According to the CEO's Form 4 filed with the Commission, the CEO purchased an aggregate of 65,000 Shares, at an average price of $2.27 per Share, between April 6 and April 14, 2000.

                  By letter to the Company's Board of Directors, dated April 6, 2000, and incorporated by reference in Amendment No. 7 to Parent's Schedule 13D with respect to the Company, David W. Schostak, on behalf of Parent, criticized the Board's actions in authorizing the Share purchases by the CEO and others referred to in the Company's April 4, 2000 press release without triggering the "poison pill" Rights Plan. He stated that, after rejecting Parent's acquisition proposal at a substantial premium to market prices for the Shares, the Board had taken action that would allow the CEO and other insiders to solidify control over the Company without paying any control premium. He also indicated that the Company's repurchase of shares through its buyback program compounded the problem by further increasing management's percentage ownership. He urged the Board to reconsider its actions and indicated that, if the Company proceeded with its present course of action, Parent would consider all alternatives, including litigation, to stop what it believed was a breach of the Board's fiduciary duties to the Company's shareholders. Mr. Schostak also questioned whether conflicts of interest arising in connection with the coordination of purchases as between management and the Company could be satisfactorily resolved and raised concerns regarding possible securities laws violations in connection with such purchases.

                  On April 14, 2000, the Company issued a press release stating that Parent had misinterpreted the Company's April 4, 2000 announcement and indicating that, among other things, an independent committee of the Company's Board of Directors had been appointed and that such committee had reconfirmed the Board's actions, the Company did not view additional share ownership by the CEO as a threat to the Company or a precursor to a change of control, the CEO would only purchase Common Stock in the market when the Company advises him that it is not in the market to repurchase Common Stock and that neither the CEO nor the Company would coordinate their purchases with any other person.

                  On April 18, 2000, Parent announced its intention to commence a tender offer to purchase all Shares at a price of $5.00 per Share. The announcement indicated that, following completion of the tender offer, Parent intended to effect a merger in which all remaining shareholders of the Company would receive the same cash price paid in the tender offer in exchange for their Shares.

                  Also, on April 18, 2000, Mr. David W. Schostak, on behalf of Parent, sent a letter to the Company Board urging the Board to give the Company's shareholders the right to decide whether to accept Parent's $5.00 per Share offer before permitting the CEO and management to acquire effective control at no premium to market prices. The letter further urged the Board to protect all shareholders by not permitting the CEO to buy any additional shares at a price below Parent's offer price and requiring him to offer the same price for all outstanding shares.

                  On April 19, 2000, Parent filed a Verified Complaint For Injunctive And Declaratory Relief in the United States District Court for the Northern District of Indiana, South Bend Division, naming as defendants the Company, the CEO, certain other directors of the Company, certain unidentified associates and affiliates of the CEO and certain other unidentified members of management. The Complaint alleges, among other things, that the director defendants' decision to authorize the CEO and/or his associates and affiliates and/or other members of management to acquire 1,000,000 additional shares or more of the Company's Common Stock without triggering the Company's "poison pill" shareholder rights plan would give management effective control of the Company without the payment of a control premium, was not made in good faith after a reasonable investigation of the consequences, and was in breach of the director defendants' fiduciary duties. The Complaint also alleges violations of the federal securities laws. The Complaint seeks injunctive and Declaratory relief.

                  On April 24, 2000, the Company and the CEO entered into an agreement with Parent pursuant to which (a) the CEO agreed that he will not, and will cause his affiliates and associates not to, purchase or otherwise acquire any additional shares of Common Stock until June 15, 2000, (b) the Company agreed that it will not, and will cause each of its executive officers and directors not to, purchase or otherwise acquire any shares of Common Stock until June 15, 2000, and (c) Parent agreed not to seek a temporary restraining order or preliminary injunction in the above noted lawsuit against such purchases that would take effect prior to June 15, 2000. Notwithstanding the foregoing, the agreement does not restrain Parent from requesting, and the Parent has requested, that the court in the above noted lawsuit schedule a preliminary injunction hearing prior to June 15, 2000, and order expedited discovery.

                  11. Purpose of the Offer and the Proposed Merger; Plans for the Company.

         The Proposed Merger

                  The purpose of the Offer is to enable Parent and Purchaser to acquire control of, and ultimately the entire equity interest in, the Company. The Parent currently intends, following completion of the Offer, to seek to consummate the proposed Merger. The Parent intends that in the proposed Merger, each then outstanding Share (other than Shares owned by Parent, Purchaser or any of their wholly owned subsidiaries, Shares held in the treasury of the Company, and, if shareholder dissenter's rights are available with respect to Shares, Shares held by shareholders who perfect any available dissenter's rights under the IBCL) would be converted into the right to receive in cash the same price per Share paid by the Purchaser pursuant to the Offer.

                  In general, pursuant to the IBCL, the approval of both the shareholders and the board of directors of a corporation is required to effect a proposed merger of that corporation with or into another corporation except that no shareholder approval is required in the case of a corporation merging with a parent that owns 90% or more of the corporation pursuant to the provisions of
Section 23-1-40-4 of the IBCL. A merger effected pursuant to such provision is referred to herein as a "short-form merger." If the Offer is consummated and Purchaser acquires 90% or more of the outstanding Shares pursuant to the Offer (and subsequent purchases, if any), it will seek to effect the proposed Merger as a short-form merger promptly thereafter. As described above, if the Offer is consummated and Purchaser acquires less than 90% of the outstanding shares pursuant to the Offer (and subsequent purchases, if any), the Merger can only be effected with the approval of the Company's Board of Directors and shareholders. If the Director Majority Condition is satisfied, the Purchaser's director nominees will constitute a majority of the Company's Board and should be able to cause the Company Board to approve the Merger. If the Minimum Condition and the other conditions to the Offer are satisfied, Purchaser will own a majority of the outstanding Shares following consummation of the Offer and the voting power necessary to assure approval of the proposed Merger by the Company's shareholders.

                  Certain terms of the Charter, the By-laws, certain of the Company's contractual obligations (including the Rights and the terms of its outstanding indebtedness) and Chapters 42 and 43 of the IBCL may affect the ability of the Parent to obtain control of the Company and to cause the Purchaser to consummate the proposed Merger. The Purchaser believes that, if the Minimum Condition, the Rights Condition, the Supermajority Condition, the Business Combination Condition, the Control Share Condition, the Director Majority Condition and the QDI Indebtedness Condition are satisfied, it should be able to implement the proposed Merger. Nevertheless, the Parent can give no assurance that the proposed Merger will be consummated or as to the timing of the proposed Merger if it is consummated.

         Classified Board

                  Unless the proposed Merger is consummated pursuant to a short-form merger, approval by the Company Board will be required under the IBCL to effect the proposed Merger. If the Director Majority Condition was not satisfied and the Company Board in office at the time of the consummation of the Offer were to refuse to approve the proposed Merger (or any transaction or corporate action proposed by the Purchaser that required the approval of the Company Board), the Purchaser, in order to consummate such transaction or cause the Company to take such action, would have to replace at least a majority of the Company Board with its own designees. Certain provisions of the Charter and By-laws could prevent the Purchaser from replacing or electing a majority of the Board of Directors for up to two years. Pursuant to Section 2.1 of the By-laws, the Company Board is divided into three classes with each class elected for a term of three years and one class elected at the Company's annual meeting of shareholders each year (the "Classified Board Provision"). Pursuant to Section
6.6 of the Charter, directors can be removed from the Company Board only for cause and only by the affirmative vote holders representing two-thirds or more of all the shares of Common Stock entitled to vote for the election of directors (the "Director Removal Provision"). As a result of these provisions, at least two annual meetings of the Company's shareholders, absent the directors' removal in accordance with the Director Removal Provision or their resignations, would be required to elect new directors comprising a majority of the Company Board who could approve the proposed Merger (or any similar transaction requiring the approval of the Company Board). Under the IBCL, a company's by-laws may be amended only by the board of directors, unless such company's articles of incorporation provide otherwise. The Charter does not provide that shareholders may amend the By-laws.

         Shareholder Meetings

                  In the event that a special meeting of shareholders is necessary to effect the proposed Merger, and the Director Majority Condition was not satisfied, certain By-law provisions relating thereto could further impede Acquirors' ability to call such a meeting. Section 1.2 of the By-laws provides that special meetings of shareholders can be called only by the Chairman of the Board, by vote of the Company Board, or at the request of 80% of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting. The Purchaser will seek to have either the Chairman of the Board or the Company Board call a special meeting if it becomes necessary to effect the proposed Merger. There can be no assurance, however, that such a meeting will be so called.

                  The Offer does not constitute a solicitation of proxies for any meeting of the Company's shareholders. Any such solicitation which the Acquirors might make would be made only pursuant to separate proxy materials complying with the requirements of Section 14(a) of the Exchange Act.

         Supermajority and "Fair Price" Clauses

                  Article VIII of the Charter requires the approval of the holders of two-thirds of the outstanding voting stock of the Company and not less than a majority of the outstanding voting shares of Common Stock held by shareholders other than a "Related Person" (as defined below) to a approve a "Business Combination" (as defined below) with a Related Person (together, the "Supermajority Voting Requirement"), unless: (i) the "Continuing Directors" (as defined below) of the Company, by at least a two-thirds vote of such Continuing Directors, have expressly approved such Business Combination prior to such Related Person's having become a Related Person or otherwise approved the Business Combination or (ii) certain fair price and other provisions of the Charter are met. Amending the Supermajority Voting Requirement requires the affirmative vote of two-thirds of all outstanding shares of Common Stock and approval by the holders of a majority of the combined voting power of the outstanding voting shares held by shareholders other than any Related Person.

                  The Purchaser believes that if the Supermajority Condition is satisfied, Article VIII of the Charter will not be an impediment to consummating the proposed Merger. If such condition was not satisfied, the Supermajority Voting Requirement contained in Article VIII of the Charter would still not be applicable to a Business Combination where all of the following "fair price" and other conditions are satisfied: (a) the consideration per share to be paid to the Company's shareholders in the Business Combination is not less than the higher of: (1) the highest price paid by the Related Person (including commissions and solicitation fees) within the two years preceding the announcement of the Business Combination, plus interest calculated from the time such person became a Related Person, less dividends paid (up to the amount of interest accrued) and (2) the fair market value of the Shares during the 30 days preceding such announcement; (b) the consideration shall be in the same form as paid by the Related Person in acquiring a majority of its Shares; (c) the Related Person, after becoming such but before consummation of the Business Combination (1) shall take steps to ensure that the Company Board shall be comprised of Continuing Directors at least in proportion to the fraction of voting Common Stock owned by persons other than Related Persons; (2) shall not acquire any Common Stock from the Company; (3) shall not acquire any voting Common Stock or equivalents; and (4) except as approved by a majority of Continuing Directors, shall not have received financial assistance from the Company or made any major changes in the Company's business or equity capital structure or entered into any contract or understanding with the Company; and
(d) shall mail a proxy or information statement satisfying the Exchange Act and Rules thereunder to all holders of Common Stock.

                  The term "Business Combination" means (1) the sale, exchange, lease, transfer, or other disposition to or with a Related Person or any Affiliate or Associate of such Related Person by the Company or any of its subsidiaries of all or substantially all, or any Substantial Part, of its or their assets or businesses (including, without limitation, securities issued by a Subsidiary, if any); (2) the purchase, exchange, lease, or other acquisition by the Company or any of its subsidiaries of all or substantially all, or any Substantial Part, of the assets or business of a Related Person or any Affiliate or Associate of such Related Person; (3) any merger or consolidation of the Company or any subsidiary thereof into or with a Related Person or any Affiliate or Associate of such Related Person or into or with another Person which, after such merger or consolidation, would be an Affiliate or an Associate of a Related Person, in each case irrespective of which Person is the surviving entity in such merger or consolidation; (4) any reclassification of securities, recapitalization, or other transaction (other than a redemption in accordance with the terms of the security redeemed) which has the effect, directly or indirectly, of increasing the proportionate amount of shares of Common Stock of the Company or any subsidiary thereof which are Beneficially Owned by a Related Person, or any partial or complete liquidation, spinoff, splitoff, or splitup of the Company or any subsidiary thereof; or (5) the acquisition upon the issuance thereof of Beneficial Ownership by a Related Person of shares of voting stock or securities convertible into shares of voting stock or any voting securities or securities convertible into voting securities of any subsidiary of the Company, or the acquisition upon the issuance thereof of Beneficial Ownership by a Related Person of any rights, warrants, or options to acquire any of the foregoing or any combination of the foregoing shares of voting stock or voting securities of a subsidiary, if any.

                  The term "Related Person" means any person (other than the Company or any subsidiary of the Company or the Continuing Directors, singly or as a group) who or that: (1) is the Beneficial Owner, directly or indirectly, of more than ten percent (10%) of the voting power of the outstanding shares of voting stock and who has not been the Beneficial Owner, directly or indirectly, of more than ten percent (10%) of the voting power of the outstanding shares of voting stock for a continuous period of two years prior to the date in question;
(2) is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question (but not continuously during such two-year period) was the Beneficial Owner, directly or indirectly, of ten percent (10%) or more of the voting power of the then outstanding shares of voting stock; or (3) is an assignee of or has otherwise succeeded to any shares of the voting stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Related Person, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933, as amended.

                  A Related Person shall be deemed to have acquired a share of the Company at the time when such Related Person became the Beneficial Owner thereof. For the purposes of determining whether a person is the Beneficial Owner of ten percent (10%) or more of the voting power of the then outstanding voting stock, the outstanding voting stock shall be deemed to include any voting stock that may be issuable to such person pursuant to a right to acquire such voting stock and that is therefore deemed to be Beneficially Owned by such person. A person who is a Related Person at (1) the time any definitive agreement relating to a Business Combination is entered into, (2) the record date for the determination of the shareholders entitled to notice of and to vote on a Business Combination, or (3) the time immediately prior to the consummation of a Business Combination shall be deemed a Related Person.

                  A Related Person shall not include the Company Board acting as a group. In addition, a Related Person shall not include any person who possesses more than ten percent (10%) of the voting power of the outstanding shares of voting stock of the Company at the time of filing the Charter.

                  The term "Substantial Part" means an amount equal to 10% or more of the fair market value, as determined by at least a majority of the Continuing Directors, of the total consolidated assets of the Company and its subsidiaries as of the end of its most recent fiscal year prior to the time the determination is being made.

                  The term "Beneficial Owner" means any person, together with such person's Affiliates and Associates, who beneficially owns any voting stock of the Company within the meaning ascribed in Rule 13d-3 under the Exchange Act or who has the right to acquire or vote any such beneficial ownership (whether or not such right is exercisable immediately) pursuant to any agreement, contract, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise.

                  The term "Continuing Director" means any member of the Company Board who is not associated with the Related Person and was a member of the Company Board prior to the time that the Related Person became a Related Person, and any successor of a Continuing Director who is not associated with the Related Person and is recommended to succeed a Continuing Director by not less than two-thirds of the Continuing Directors then on the Company Board.

                  The term "Affiliate" has the same meaning as in Rule 12b-2 under the Exchange Act.

                  The term "Associate" with respect to any person means (1) any corporation or organization (other than the Company or a majority-owned subsidiary of the Company) of which such person is an officer or partner or is, directly or indirectly, the Beneficial Owner of five percent (5%) or more of any class of equity securities (2) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, (3) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person, or
(4) any investment company registered under the Investment Company Act of 1940, as amended, for which such person or any Affiliate of such person serves as investment advisor.

                  The term "fair market value" means, with respect to any period of time, means (i) the highest closing sale price during such period if such stock is listed on a securities exchange registered under the Securities Exchange Act of 1934 or, (ii) if such stock is not listed on any such exchange, the highest closing bid quotation with respect to such stock during such period on the National Association of Securities Dealers, Inc. Automated Quotation System or any similar system then in use or, (iii) if no such quotations are available, the fair market value of such stock on the last day of the period as determined by the Continuing Directors in good faith.

                  The Purchaser believes that it and the Parent collectively will be deemed to be a Related Person for purposes of Article VIII the Charter upon consummation of the Offer.

                  The foregoing summary of certain provisions of the Charter and the By-laws are qualified by reference to the text thereof as filed by the Company with the Commission and which can be examined or copies obtained as set forth in Section 8.

         Business Combination Statute

                  Chapter 43 of the IBCL establishes a five-year period beginning with the acquisition of 10% of the voting power of the outstanding voting shares of a "resident domestic corporation" (which definition includes the Company) during which certain business transactions involving the acquiring shareholder are prohibited unless, prior to the acquisition of such interest, the board of directors of the resident domestic corporation approves the acquisition of such interest or the proposed business combination. After the five-year period expires, a business combination involving the acquiring shareholder may take place only upon approval by a majority of the disinterested shares, or if the other shareholders receive a formula price based on the higher of the highest price paid by the acquiring shareholder or the market value at the time of the announcement of the proposed transaction, whichever is higher. The minimum price for shares other than common shares is to be determined under criteria similar to that for common shares, except the minimum price as defined cannot be less than the highest preferential amount to which the shares are entitled in the event of any liquidation, dissolution or winding up of the corporation.

                  The Purchaser believes that, if the Business Combination Condition is satisfied, Chapter 43 of the IBCL will not be an impediment to consummating the proposed Merger.

                  A resident domestic corporation may elect not to be covered by Chapter 43 only by the adoption of an amendment to its articles of incorporation. The amendment must be approved by a majority vote of the holders of all of the outstanding shares other than those shares held by the acquiring shareholder, and the acquiring shareholder is not entitled to vote. The amendment, once adopted, is not effective until 18 months following the shareholder vote, and does not apply to any business combination with an acquiring shareholder who acquired his shares before the effective date of the amendment.

         Control Share Statute

                  Under Chapter 42 of the IBCL, with certain exceptions, a person proposing to acquire or acquiring voting shares of an "issuing public corporation" (which definition includes only corporations having at least 100 shareholders, principal place of business, office or substantial assets within Indiana, and in which more than 10% of its shareholders are Indiana residents, more than 10% of its shares are owned by Indiana residents, or which have 10,000 or more shareholders who are Indiana residents, which definition includes the Company) sufficient to entitle that person to exercise voting power within any of the ranges of one-fifth to one-third of all voting power, more than one-third but less than one-half of all voting power, or a majority or more of all voting power (a "control share acquisition") may give a notice of such fact to the corporation containing certain specified data. The acquiring person may request that the directors call a special meeting of shareholders for the purpose of considering the voting rights to be accorded the shares so acquired ("control shares"), and the control shares have voting rights only to the extent granted by a resolution approved by the shareholders. The resolution must be approved by a majority of the votes entitled to be cast by each voting group entitled to vote separately on the proposal, excluding shares held by the acquiring person and shares held by management. Control shares as to which the required notice has not been filed and any control shares not accorded full voting rights by the shareholders may be redeemed at fair market value by the corporation if it is authorized to do so by its articles of incorporation or bylaws before a control share acquisition has occurred (the Company is authorized to make such a redemption). Shareholders are entitled to dissenter's rights with respect to the control share acquisition in the event that the control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority of all voting power. The Company Board can "opt out" of the Control Share Statute through an amendment to the By-laws.

                  The Purchaser believes that, if the Control Share Condition is satisfied, Chapter 42 of the IBCL will not be an impediment to consummating the proposed Merger.

         Indiana Takeover Statute

                  As described in Section 3, above, a number of states (including Indiana, where the Company is incorporated) have adopted takeover laws and regulations that purport to be applicable to attempts to acquire securities of corporations that are incorporated in those states or that have substantial assets, stockholders, principal executive offices or principal places of business in those states. To the extent that these state takeover statutes purport to apply to the Offer or the proposed Merger, Acquirors believe that those laws conflict with U.S. federal law and are an unconstitutional burden on interstate commerce. In 1982, the Supreme Court of the United States, in Edgar v. Mite Corp., invalidated on constitutional grounds the Illinois Business Takeovers Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. The reasoning in that decision is likely to apply to certain other state takeover statutes. In 1987, however, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court of the United States held that the State of Indiana could as a matter of corporate law and, in particular, those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders, as long as those laws were applicable only under certain conditions. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma, because they would subject those corporations to inconsistent regulations. Similarly in Tyson Foods, Inc. v. McReynolds, a federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a federal district court in Florida held, in Grand Metropolitan PLC v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

                  Acquirors have not attempted to comply with any state takeover statutes in connection with the Offer or the proposed Merger. Acquirors reserve the right to challenge the validity or applicability of any state law allegedly applicable to the Offer or the proposed Merger, and nothing in this Offer to Purchase nor any action that Acquirors take in connection with the Offer is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer or the proposed Merger, and it is not determined by an appropriate court that the statutes in question do not apply or are invalid as applied to Offer or the proposed Merger, as applicable, Acquirors may be required to file certain documents with, or receive approvals from, the relevant state authorities, and Acquirors might be unable to accept for payment or purchase Shares tendered in the Offer or be delayed in continuing or consummating the Offer. In that case, Acquirors may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 14.

         Rights Plan

                  On March 27, 1997, the Company adopted the Rights Agreement. Under the Rights Agreement, holders of the Common Stock outstanding on April 11, 1997 received one Right for each share of Common Stock that they hold. Initially, each Right represents the right to purchase one one-hundredth (1/100th) of a share of the Company's Series B Participating Cumulative Preferred Stock ("Series B Preferred Stock") at an exercise price of $75.00. The Rights will not be exercisable or separately transferable until the earlier of the time: (i) an acquirer becomes the beneficial owner of more than 15% of the Company's outstanding Common Stock; or (ii) such date, if any, as the Board of Directors may designate after a person commences or discloses an intent to commence an offer for more than 15% or more, of such shares.

                  Any person or group that beneficially owned 15% or more of the Common Stock at the time the Rights Plan was adopted will not be deemed an "acquirer" as to shares of Common Stock held as of the effective date of the Plan; however, any additional acquisition of shares (other than from the

Company or by gift or operation of law) without the prior approval of the Board will make the person or group an acquirer.

                  If an acquirer becomes the beneficial owner of 15% or more of the Company's Common Stock, or a 15% beneficial owner acquires additional shares without approval, each Right not owned by such person or related parties will entitle its holder to purchase at the Right's then-current exercise price shares of the Series B Preferred Stock having a value of twice the Right's exercise price. Similarly, if after the Rights become exercisable and transferable, an acquirer consummates one of a variety of business combinations with the Company, each Right will entitle its holder to purchase, at the Right's then-current exercise price, shares of the company surviving the business combination that have a book or market value of twice the Right's exercise price.

                  The Company may redeem the Rights for $0.01 in cash or securities at any time prior to the Rights becoming exercisable or the expiration of the Rights on March 27, 2007.

                  The Series B Participating Cumulative Preferred Stock will be entitled to all the rights and privileges set forth in the Articles of Incorporation of the Company and, in addition, will have the following features:

                  1. Dividends. The holders of Series B Preferred Stock will be entitled to receive (a) quarterly cumulative dividends payable in cash in an amount per share equal to $0.01 per share less the amount of cash dividends received pursuant to the following clause (b) (but not less than zero) and (b) cash and in-kind dividends on each payment date for similar dividends on the Common Stock, in an amount per whole share of Series B Preferred Stock equal to 100 (which number is subject to adjustment to reflect stock dividends, subdivisions or combinations of the outstanding Common Stock) times the per share amount of all cash dividends then to be paid on each share of Common Stock.

                  2. Voting Rights. The holders of Series B Preferred Stock will be entitled to vote on each matter on which holders of Common Stock are entitled to vote and will have 100 votes (subject to adjustment as described above) for each whole share of Series B Preferred Stock held. Holders of any fraction of a share of Series B Preferred Stock that is not smaller than 1/100th of a share will be entitled to vote such fraction. Holders of Series B Preferred Stock have certain special voting rights in the election of directors when the equivalent of six quarterly dividends are in default.

                  3. Certain Restrictions. Whenever quarterly dividends or distributions on the Series B Preferred Stock are in arrears, the Company's right to declare or pay dividends or other distributions on, redeem, or purchase, any shares of stock ranging junior to, or on parity with, the Series B Preferred Stock will be subject to certain restrictions.

                  4. Liquidation Rights. Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of any shares of Series B Preferred Stock will be entitled to receive, before any distribution is made to holders of shares of stock ranking junior to the Series B Preferred Stock or any distribution (other than a ratable distribution )is made to the holders of stock ranking on a parity with the Series B Preferred Stock, an amount equal to the accrued dividends thereon plus the greater of (a) $0.01 per share or (b) an amount per share equal to 100 (subject to adjustment as described above) times the amount per share to be distributed to holders of the Common Stock; provided that in no event will the amount or amounts, if any, exceed $100 per share plus accrued dividends in the case of involuntary liquidation, dissolution or winding up of the surviving company.

                  5. Redemption. The shares of Series B Preferred Stock will not be redeemable. The Company may, however, purchase shares of Series B Preferred Stock in the open market or pursuant to an offer to a particular holder or holders.

                  6. Consolidation, Merger and Other Transactions. In the event of a consolidation, merger or other transaction in which the shares of Common Stock are exchanged for, or converted into, other securities, cash or any other property, the shares of Series B Preferred Stock will be similarly exchanged or converted.

                  7. Fractional Shares. Shares of the Series B Preferred Stock will be issuable in whole shares or in any fraction of a share that is not smaller than 1/100th of a share or any integral multiple of such fraction, subject to certain adjustments. In lieu of issuing fractional shares, the Company may issue certificates or depository receipts evidencing such authorized fraction of shares or, in the case of fractions other than 1/100th and integral multiples thereof, pay registered holders cash equal to the same fraction of the current market value of a share of Series B Preferred Stock (if any are outstanding) or the equivalent number of shares of Common Stock.

                  The Purchaser believes that if the Rights Condition is satisfied, the Rights Agreement will not be an impediment to consummating either the Offer or the proposed Merger.

         Dissenter's Rights

                  Chapter 44 of the IBCL sets forth certain procedures that must be followed by any shareholder who opposes a corporation's merger and does not accept the cash payment for the shareholder's shares provided for in the merger agreement. By following those procedures, a shareholder may obtain a court determination of the fair value such shares. No dissenter's rights would be available to shareholders of the Company unless the Offer is consummated and the Parent then seeks to consummate the proposed Merger. Even if the Parent seeks to consummate the Proposed Merger, dissenter's rights would not be available if the Common Stock is registered on a national securities exchange or traded on Nasdaq National Market System at the date fixed to determine shareholders entitled to notice of, and to vote on the proposed Merger.

                  In order to assert dissenter's rights, the shareholder must give written notice to the corporation indicating that the shareholder intends to demand payment for the shareholder's shares if the proposed action is taken. This notice must be delivered before the vote is taken on the proposed Merger, and the shareholder must not vote in favor of the proposed Merger.

                  Following the shareholders' meeting at which a vote is taken on the proposed Merger, the corporation must deliver a written dissenter's notice to each shareholder who notified the corporation that he or she intends to demand payment for such shares and who did not vote in favor of the proposed Merger. This dissenter's notice must be sent no later than 10 days after shareholder approval of the proposed Merger is received and must (i) state where the payment demand must be sent and where and when share certificates must be deposited, (ii) supply a form for demanding payment for the shares that includes the date of the first announcement to the news media or to shareholders of the terms of the proposed Merger and that requires the shareholder asserting dissenter's rights to certify whether or not the beneficial ownership of the shares was acquired before that date; (iii) set a date by which the corporation must receive the payment demand, which must be between 30 and 60 days after the dissenter's notice is delivered; and (iv) be accompanied by a copy of Chapter 44 of the IBCL. A dissenting shareholder must demand payment, certify whether beneficial ownership of the shares was acquired before the date set forth in the dissenter's notice and deposit the shareholder's share certificates in accordance with the terms of the dissenter's notice, to retain all other rights as a shareholder until those rights are canceled or modified by the effect of the proposed Merger. A shareholder who fails to demand payment or to deposit share certificates as required by the dissenter's notice by the respective dates set forth therein is not entitled to receive payment for the shareholder's shares and is considered to have voted in favor of the proposed Merger.

                  If a dissenting shareholder was the beneficial owner of shares on or before the date of the first announcement to the news media or to shareholders of the terms of a proposed merger (a "Pre-Announcement Shareholder"), the IBCL requires the corporation to pay that shareholder the amount that the corporation estimates to be the fair value of the shareholder's shares. Payment is to be made as soon as the merger is consummated and must be accompanied by the corporation's most recent year-end and interim financial statements, a statement of the corporation's estimate of the fair value of the shares and a statement of the dissenting shareholder's right to demand payment under the IBCL.

                  If a dissenting shareholder was not the beneficial owner of shares before the date of the first announcement to news media or to shareholders of the terms of the proposed merger (a "Post-Announcement Shareholder"), the corporation may elect to withhold payment of the fair value of the dissenting shareholder's shares. To the extent that payment is withheld, the corporation is required to estimate the fair value of the dissenting shareholder's shares and to offer to pay this amount to each Post-Announcement Shareholder who agrees to accept it in full satisfaction of the dissenter's demand. The offer must be accompanied by a statement of the corporation's estimate of the fair value of the shares and a statement of the dissenting shareholder's right to demand payment under the IBCL.

                  The IBCL provides that a dissenting shareholder may notify the corporation in writing of the dissenter's own estimate of the fair value of such shares and demand payment of the amount of that estimate (less any payment already made by the corporation), or reject the offer (if a Post-Announcement Shareholder) and demand payment of the fair value of the shares if (i) the dissenter believes the amount paid or offered is less than the fair value of the shares, (ii) the corporation fails to pay Pre-Announcement Shareholders within 60 days after the date set for demanding payment, or (iii) if the merger is not consummated, the corporation fails to return the deposited share certificates within 60 days after the date set for demanding payment. In order to exercise the rights granted by the IBCL, a dissenter must notify the corporation in writing within 30 days after the corporation made or offered payment of the dissenter's shares.

                  If a demand for payment by a dissenting shareholder remains unsettled within 60 days after receipt by the corporation of the payment demand, the corporation must commence a proceeding in the circuit or superior court of the county where its principal office is located and petition the court to determine the fair value of the subject shares. If such a proceeding is not commenced within the 60-day period, the corporation must pay each dissenting shareholder whose demand remains unsettled the amount demanded. All dissenting shareholders whose demands remain unsettled must be made parties to the proceeding and must be served with a copy of the petition. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. In any such proceeding, each dissenting shareholder made a party is entitled to a judgment in the amount of the difference if any between the fair value found by the court and the amount determined by the corporation, plus interest on that difference, in the case of a Pre-Announcement Shareholder; or the fair value, plus accrued interest, of the dissenting shareholder's shares for which the corporation elected to withhold payment, in the case of a Post-Announcement Shareholder. The court in an appraisal proceeding has the authority to determine and assess the costs of the proceeding, including the compensation and expenses of court-appointed appraisers, in those amounts and against those parties it deems equitable. The court also may assess fees and expenses of counsel and experts for the parties against the corporation if the court finds that the corporation did not substantially comply with the requirements of the IBCL, or against any party if the court finds that the party acted arbitrarily, vexatiously or not in good faith. The IBCL also provides for compensation of counsel for any dissenting shareholder whose services benefitted other dissenting shareholders similarly situated, to be paid out of the amounts awarded the dissenting shareholders who were benefitted, if not assessed against the corporation.

                  THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING SHAREHOLDERS UNDER THE IBCL DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY SHAREHOLDERS DESIRING TO EXERCISE ANY DISSENTER'S RIGHTS AVAILABLE UNDER THE IBCL. THE PRESERVATION AND EXERCISE OF DISSENTER'S RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE IBCL.

         Rule 13e-3

                  The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the proposed Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. Purchaser believes, however, that Rule 13e-3 will not be applicable to the proposed Merger because it is anticipated that the proposed Merger would be effected within one
(1) year following consummation of the Offer and in the proposed Merger shareholders would receive the same price per Share as paid in the Offer. If Rule 13e-3 were applicable to the proposed Merger, it would require, among other things, that certain financial information concerning the Company, and certain information relating to the fairness of the proposed transaction and the consideration offered to minority shareholders in such a transaction, be filed with the Commission and disclosed to minority shareholders prior to consummation of the transaction.

         Additional Plans for the Company

                  As indicated above, if the Offer is completed, Parent intends to seek to consummate the proposed Merger. In connection with the Offer and the proposed Merger, Parent has made a preliminary review of, and will continue to review on the basis of available information, various possible business strategies for the Company. If Parent acquires control of the Company and the Company Board as described above, Parent intends to conduct a detailed review of the Company, its assets, corporate structure, dividend policy, capitalization, operations and management and consider what, if any, changes would be desirable based upon such review. Such changes could include, among other things, a sale or other disposition of certain Company assets, changes in the Company's business, corporate structure, capitalization or management, delisting of the Common Stock from the Nasdaq National Market System and termination of registration of the Common Stock under the Exchange Act. As described above, however, Parent's ability to effect any changes or transactions, and the timing thereof, will depend in part on Parent's ability to gain control of the Company Board, as well as the provisions of the Charter, the By-laws and IBCL Chapter 43.

                  12. Source and Amount of Funds.

                  The total amount of funds required by Purchaser and Parent to consummate the Offer (assuming all Shares not owned by Parent are tendered) for all Shares and to pay related fees and expenses is estimated to be approximately $57.5 million.

                  Purchaser has received from Comerica Bank, subject to the conditions set forth in the commitment letter, its commitment to lend up to $55 million for purposes of consummation of the offer. The members of the Parent intend to make such capital contributions as may be required to consummate the Offer and pay related fees and expenses in excess of $55 million. In the event that the conditions to funding under such bank commitment are not satisfied or the bank otherwise fails to fund under commitment, members of the Parent intend to make capital contributions in amounts sufficient to allow the Purchaser to make payments necessary to consummate the offer.

                  Parent has received a financing commitment, dated May 8, 2000 (the "Commitment Letter"), from Comerica Bank (the "Lender") to provide a line of credit to Parent or a wholly-owned subsidiary of Parent ("Borrower") in the amount of $55 million (the "Line of Credit") for the purpose of acquiring a controlling interest in the Company. Subject to the conditions of the Commitment Letter, the commitment will remain outstanding until May 1, 2001.

                  The terms of the definitive credit agreement between NBO and the Lender have not been finalized. The following is a summary of the anticipated principal terms of the Line of Credit based upon the Commitment Letter. This summary is qualified in its entirety by reference to the Commitment Letter, a copy of which is filed with the Commission as an exhibit to the Schedule TO to which this Offer to Purchase is also an exhibit.

                  Under the Line of Credit and subject to the terms and conditions thereof, the Lender will provide to the Borrower a non-revolving line of credit in the amount of $55 million. Amounts drawn under the Line of Credit will mature on May 1, 2001, at which time all principal and accrued interest will be due and payable. Up to three advances, each in an amount of no less than one million dollars, may be drawn under the line of credit.

                  Interest will accrue on outstanding principal balances under the Line of Credit at a rate per annum equal to 4% plus the eurodollar interbank offering rate for the applicable interest period selected by Borrower of one, two, three or six months. Upon execution of the Commitment Letter, Parent paid the Lender a fee of $150,000. A fee of $50,000 will also be payable upon each of the dates that are 30 and 60 days following acceptance of the Commitment Letter. Borrower will pay an additional fee equal to 1.5% of amounts advanced under the Line of Credit. Upon Borrower obtaining a controlling interest in QDI, a fee of $550,000 is payable by Borrower to the Lender.

                  The Line of Credit will be secured by (i) a first perfected security interest in collateral that currently secures and will continue to secure a separate credit facility of London to SF Financial L.L.C., (ii) a first perfected security interest in the ownership interests of the Schostaks in the Parent; and (iii) personal guarantees by the Schostaks.

                  The Credit Agreement will contain representations and warranties, covenants (including financial covenants), indemnities, events of default and other provisions customary for such financings.

                  Closing the Line of Credit is conditioned upon, among other things, an absence of material adverse change in the business condition (financial or otherwise), operations, performance, properties or prospects of Parent or any of the Schostaks.

                  The Credit Agreement will also provide that, in the event a controlling interest in the Company is obtained by Parent, Borrower will not permit the Company to make distributions to any of the Schostaks until the Line of Credit is fully repaid, and in the event that the Company becomes a wholly owned subsidiary of Parent, Parent will apply any proceeds of any refinancing or sale of assets of the Company to reduce the outstanding principal balance under the Line of Credit.

                  Neither Parent nor Purchaser has any definitive plans or arrangements to repay amounts advanced under the Line of Credit. Parent and Purchaser anticipate that the Line of Credit will be repaid through a refinancing effected in connection with the proposed Merger and that funds generated internally by the Company and its subsidiaries and from other sources, which may include proceeds of sales of Company assets, will be available for the payment of any indebtedness incurred in connection with the proposed Merger.

                  THE OFFER IS NOT CONDITIONED ON THE PURCHASER OBTAINING FINANCING.

                  13. Dividends and Distributions.

                  If, on or after May 9, 2000, the Company (i) splits, combines or otherwise changes the Shares or its capitalization, (ii) acquires Shares or otherwise causes a reduction in the number of Shares, (iii) issues or sells additional Shares, or any shares of any other class of capital stock, other voting securities or any securities convertible into or exchangeable for, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, or (iv) discloses that it has taken such action, then, without prejudice to the Purchaser's rights under Section 14, the Purchaser, in its sole discretion, may make such adjustments in the purchase price and other terms of the Offer and the proposed Merger as it deems appropriate to reflect such split, combination or other change including, without limitation, the number or type of securities offered to be purchased.

                  If, on or after May 9, 2000, the Company should declare or pay any cash dividend on the Shares or other distribution on the Shares, or issue with respect to the Shares any additional Shares, shares of any other class of capital stock, other than voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to shareholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to the Purchaser or its nominee or transferee on the Company's stock transfer records, then, subject to the provisions of Section 14, (a) the Offer Price may, in the sole discretion of the Purchaser, be reduced by the amount of any such cash dividends or cash distributions and (b) the whole of any such noncash dividend, distribution or issuance to be received by the tendering shareholders will (i) be received and held by the tendering shareholders for the account of the Purchaser and will be required to be promptly remitted and transferred by each tendering shareholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer, or (ii) at the direction of the Purchaser, be exercised for the benefit of the Purchaser, in which case the proceeds of such exercise will promptly be remitted to the Purchaser. Pending such remittance and subject to applicable law, the Purchaser will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire Offer Price or deduct from the Offer Price the amount or value thereof, as determined by the Purchaser in its sole discretion.

                  14. Certain Conditions of the Offer.

                  Notwithstanding any other provisions of the Offer, Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate or amend the Offer as to any Shares not then paid for, unless (1) the Minimum Condition, the Rights Condition, the Supermajority Condition, the Business Combination Condition, the Control Share Condition, the Director Majority Condition, and the QDI Indebtedness Condition are satisfied, and (2) approvals required by law to be obtained prior to the consummation of the Offer under any antitrust or competition laws shall have been obtained. (Based upon the nature of Purchaser and the contemplated structure of the proposed transactions, Purchaser believes that filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 will not be required. See Section 15.) Furthermore, notwithstanding any other term of the Offer, Purchaser shall not be required to accept for payment or to pay for any Shares not theretofore accepted for payment or paid for, and may terminate or amend the Offer if at any time prior to the expiration of the Offer, any of the following additional conditions exist or shall occur and remain in effect:

                  (i) (a) A court of competent jurisdiction or other governmental entity shall have issued an order, judgment, decree or ruling which
(1) restrains or prohibits the acquisition by the Purchaser or the Parent of Shares pursuant to the Offer, or the making or consummation of the Offer or the proposed Merger, (2) makes the purchase of or payment for some or all of the Shares pursuant to the Offer or the proposed Merger illegal, (3) imposes material limitations on the ability of the Parent (or any of its affiliates) to acquire or hold, or which requires the Parent or any of its affiliates or subsidiaries to dispose of or hold separate any material portion of the assets or the business of the Parent and its affiliates taken as a whole or the Company and its subsidiaries taken as a whole, or (4) imposes material limitations on the ability of the Purchaser or the Parent (or its affiliates) to exercise full rights of ownership of the Shares purchased by it, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the shareholders of the Company, or (b) there shall have been instituted and pending any action or proceeding by any governmental entity which, in the opinion of the Parent's counsel (assuming, for purposes of such opinion only, the validity of the allegations) has a reasonable likelihood of success on the merits, and which (1) seeks to challenge the acquisition by the Purchaser or the Parent of the Shares pursuant to the Offer, restrain, prohibit or delay the making or consummation of the Offer or the proposed Merger, or obtain any material damages in connection therewith, (2) seeks to make the purchase of or payment for some or all of Shares pursuant to the Offer or the proposed Merger illegal, (3) seeks to impose material limitations on the ability of the Purchaser or the Parent (or any of its affiliates) effectively to acquire or hold, or to dispose of any material portion of the assets or the business of Parent and its affiliates taken as a whole or the Company and its subsidiaries taken as a whole, (4) seeks to require Parent or the Company or any of their respective affiliates or subsidiaries to dispose of or hold separate any material portion of the assets or the business of Parent and its affiliates taken as a whole or the Company and its affiliates taken as a whole, or (5) seeks to impose material limitations on the ability of Purchaser or Parent (or its affiliates) to exercise full rights of ownership of the Shares purchased by them, including, without limitation, the right to vote Shares on all matters properly presented to the shareholders of the Company; or

                  (ii) There shall have occurred (a) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (b) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (c) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, or (d) any limitation (whether or not mandatory) by any governmental or regulatory authority on, or any other event which has a material adverse effect on, the extension of credit by banks or other lending institutions in the United States; or

                  (iii) There shall have been promulgated, enacted, entered, enforced or deemed applicable to the Offer or the proposed Merger, by any governmental entity, any law or there shall have been issued any injunction resulting in any of the consequences referred to in subsection (i) above.

                  The foregoing conditions (i) through (iii) are for the sole benefit of Parent and the Purchaser and may be asserted by Parent or Purchaser regardless of the circumstances giving rise to any such condition and may be waived by Parent, in whole or in part, at any time and from time to time, in the sole discretion of Parent. The failure by the Purchaser and the Parent at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, the waiver of any such rights with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

                  Should the Offer be terminated pursuant to the foregoing provisions, all tendered Shares not theretofore accepted for payment shall forthwith be returned by the Depositary to the tendering shareholders.

                  15. Certain Legal Matters; Required Regulatory Approvals.

                  Except as set forth in this Offer to Purchase, based on its review of publicly available filings by the Company with the Commission and other publicly available information regarding the Company, Purchaser is not aware of any licenses or regulatory permits that would be material to the business of the Company and its subsidiaries, taken as a whole, and that might be adversely affected by Purchaser's acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries) as contemplated herein, or, except to the extent required by any foreign regulatory authorities, any filings, approvals or other actions by or with any domestic, foreign or supranational governmental authority or administrative or regulatory agency that would be required prior to the acquisition of Shares (or the indirect acquisition of the stock of the Company's subsidiaries) by Purchaser pursuant to the Offer as contemplated herein. Should any such approval or other action be required, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Company's business, or that certain parts of the Company's or Purchaser's business might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action or in the event that such approvals were not obtained or such actions were not taken. Purchaser's obligation to purchase and pay for Shares is subject to certain conditions which may be applicable under such circumstances. See the Introduction and Section 14 for a description of certain conditions to the Offer.

                  Antitrust. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules and regulations that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated until certain information and documentary material has been furnished for review by the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. Based upon the contemplated structure of the proposed transactions, the Purchaser believes that the acquisition of Shares pursuant to the Offer and the Merger is not subject to review under the HSR Act.

                  The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares by the Purchaser pursuant to the Offer and the Merger. At any time before or after the Purchaser's purchase of Shares, the Antitrust Division or the FTC could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer, the divestiture of Shares purchased pursuant to the Offer or the divestiture of substantial assets of the Acquirors. Private parties as well as state attorneys general may also bring legal actions under the antitrust laws under certain circumstances. The Acquirors believe that the Purchaser's acquisition of Shares would not violate the antitrust laws. There can be no assurance, however, that a challenge to the Offer on antitrust grounds will not be made or that, if such a challenge is made, the Purchaser will prevail. See Section 14.

                  State Takeover Laws. A number of states (including Indiana, where the Company is incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, security holders, principal executive offices or principal places of business therein. See Section 11.

                  16. Certain Fees and Expenses.

                  MacKenzie Partners, Inc. has been retained by Purchaser as Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee shareholders to forward material relating to the Offer to beneficial owners. Customary compensation will be paid for all such services in addition to reimbursement of reasonable out-of-pocket expenses. Purchaser has agreed to indemnify the Information Agent against certain liabilities and expenses, including liabilities under the federal securities laws.

                  In addition, Wilmington Trust Company has been retained as the Depositary. The Depositary has not been retained to make solicitations or recommendations in its role as Depositary. The Depositary will receive reasonable and customary compensation for its services in connection with the Offer, will be reimbursed for its reasonable out-of-pocket expenses, and will be indemnified against certain liabilities and expenses in connection therewith.

                  Except as set forth above, Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Information Agent) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by Purchaser for customary clerical and mailing expenses incurred by them in forwarding materials to their customers.

                  17. Miscellaneous.

                  The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. However, Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

                  Purchaser has filed with the Commission the Schedule TO, together with exhibits, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the Commission in the same manner as described in Section 8 with respect to information concerning the Company, except that they will not be available at the regional offices of the Commission.

                  No person has been authorized to give any information or to make any representation on behalf of Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, any such information or representation must not be relied upon as having been authorized. Neither the delivery of the Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Purchaser or the Company since the date as of which information is furnished or the date of this Offer to Purchase.

                                       QDI ACQUISITION LLC

         May 9, 2000

                                   Schedule I

                                MEMBERS OF PARENT

                  Parent does not have any Directors or Executive Officers. The following table sets forth the name, present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each Member of Parent. The business address and telephone number of each such person is c/o NBO, LLC, 25800 Northwestern Highway, Suite 750, Southfield, Michigan 48075, (248) 262-1000. Each person listed below is a citizen of the United States.

                                                                  Present Principal Occupation or Employment;
         Name                                             Material Positions Held During the Past Five Years
         ----                                             --------------------------------------------------

JEROME L. SCHOSTAK........................              Chairman  of  the  Board  and  Chief  Executive  Officer  and  a
     Member                                    Director of Schostak Brothers and Company, Inc. (a full service real estate development and management company) for more than the past five years; Member of Parent since its formation in December 1998; Chairman of the Board, Vice President and a Director of King Venture Inc. (a
                                               franchisee, owner and operator of Burger King restaurants) for more than the past five years.

DAVID W. SCHOSTAK.........................              Co-President,  Secretary  and a Director of Schostak  Brothers &
     Member                                    Company,  Inc. for more than the past five years;  Member of Parent since its formation in December 1998; Vice President,  Secretary and a Director
                                               of King Venture, Inc. for more than the past five years.

ROBERT I. SCHOSTAK........................              Co-President  and a Director of Schostak  Brothers  and Company,
     Member                                    Inc.  for more than the past  five  years;  Member  of  Parent  since its formation in December 1998; Vice  President,  Treasurer and a Director of
                                               King Venture Inc. for more than the past five years.

MARK S. SCHOSTAK..........................              President,  Chief  Executive  Officer  and a  Director  of  King
     Member                                    Venture,  Inc. for more than the past five years;  Member of Parent since its formation in December  1998;  Senior Vice President and a Director of
                                               Schostak Brothers & Company, Inc. for more than the past five years.

                  Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                                               The Depositary for the Offer is:

                                                   Wilmington Trust Company

                  By Mail:                             By Facsimile:                        By Hand/Overnight Courier:
      Attn: Corporate Trust Operations                 (302) 651-1079                        Wilmington Trust Company
          Wilmington Trust Company                                                           1105 North Market Street
            Rodney Square North                 Confirm Facsimile By Telephone:                Wilmington, DE 19801
          1100 North Market Street                     (302) 651-8869                         Attn: Corporate Trust
         Wilmington, DE 19890-0001                                                                  Operations
       (registered or certified mail
                recommended)

Questions and requests for assistance may be directed to the Information Agent at its address and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent as set forth below, and will be furnished promptly at Purchaser's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                     The Information Agent for the Offer is:

                                   MACKENZIE
                                 PARTNERS, INC.
                                156 Fifth Avenue
                            New York, New York 10010
                (212) 929-5500 (Bankers and Brokers call collect)
                                       or
                          CALL TOLL FREE (800) 322-2885